EXHIBIT 10.290

Dated	2013
(1) CARING HOMES HEALTHCARE GROUP LIMITED (TO BE RENAMED GA HC REIT II CH U.K. SENIOR HOUSING PORTFOLIO LIMITED) (2) MYRIAD HEALTHCARE LIMITED (TO BE RENAMED CARING HOMES HEALTHCARE GROUP LIMITED)
AGREED FORM LEASE relating to

Speechly Bircham LLP 6 New Street Square London EC4A 3LX Tel: +44 (0)20 7427 6400 Fax: +44 (0)20 7427 6600 Ref MTS/350447 Doc 14340106.16 Draft 5 July 2013

5584227v16

6.1	Payment of outgoings	20
6.2	Loss of rating relief	21
6.3	Utilities	21
6.4	Shared facilities	21
6.5	To pay costs	21
6.6	Indemnity	22
6.7	No liability of Landlord	22
7.	Repair and redecoration	22
7.1	Upkeep of the Premises	22
7.3	Manner of redecoration	24
7.4	Making good disrepair	24
7.5	Defective premises	24
8.	Alterations	24
8.1	Prohibited alterations	24
8.2	Alterations	25
8.3	Non-structural alterations not requiring consent	25
8.4	General obligations	25
8.5	Indemnity	27
9.	Use of the Premises	27
9.1	Authorised Use	27
9.2	Prohibited uses	27
9.3	Restrictions on use	27
9.4	Regulations	28
9.5	No warranty as to use	28
10.	Assignment	29
10.1	Permitted assignments	29
10.2	Conditions for assignment	29
10.3	Prohibited assignments	30
10.4	General provisions	31
11.	Underletting	32
11.1	Underletting of whole	32
11.2	Undertenant's covenants	32
11.3	Terms of the underlease	32
11.4	Undertenant's guarantor	33
11.5	Observing the terms of the underlease	33
11.6	General provisions	34
12.	Charging	35
13.	Restrictions on alienation	35
13.1	No sharing of occupation, etc.	35
13.2	Other permitted occupation	35
14.	Notification of dispositions	36
15.	Legislation	36
15.1	PLanning	36

15.2	Approval of permissions	36
15.3	Statutes and Applicable Law	37
15.4	Statutory notices	37
15.5	Environmental	37
16.	Third party rights	38
16.1	Loss of existing rights benefiting the Premises	38
16.2	Creation of new rights over the Premises	38
16.3	Notification	38
16.4	Management Agreements	38
17.	Operational Requirements	39
18.	End of Term	40
18.1	Return of the Premises	40
18.2	Transfer of Operations	40
18.3	Rents	41
19.	Contractual rights of third parties	41
20.	Supervening impossibility, etc.	41
21.	Contact Details	42
22.	Reserved for Kingsclear/Oaken Holt Provision	42
23.	Tenant's Break Right	42
24.	Notices	42
25.	Statutory renewal rights etc. excluded	44
26.	Law and jurisdiction	44
26.1	English Law	44
26.2	Jurisdiction	44
27.	Execution and delivery	45
28.	Landlord's Mortgagee; Estoppel Certificate	45
28.1	Notice to Landlord's Mortgagee	45
28.2	Estoppel	45
29.	Tenant's Personal Property	45
30.	Miscellaneous Terms	47
Schedule 1:	Premises and Rights and Reservations	49
Schedule 2:	Portfolio Properties	52
Schedule 3:	Kingsclear/ Oaken Holt Allowance	53
Appendix 1:	Schedule of Condition

PRESCRIBED CLAUSES

LR1. Date of lease
LR2. Title number(s)
LR2.1 Landlord's title number(s)
Title number(s) out of which this lease is granted. Leave blank if not registered.

LR2.2 Other title numbers
Existing title number(s) against which entries of matters referred to in LR9, LR10, LR11 and LR13 are to be made.

LR3. Parties to this lease
Give full names, addresses and company's registered number, if any, of each of the parties. For Scottish companies use a SC prefix and for limited liability partnerships use an OC prefix. For foreign companies give territory in which incorporated.

Landlord
CARING HOMES HEALTHCARE LIMITED (to be renamed GA HC REIT II CH U.K. SENIOR HOUSING PORTFOLIO LIMITED), a company registered in England and Wales with company number 4258255, whose registered office is at Bradbury House 830 The Crescent Colchester Business Park Colchester Essex CO4 9YQ
Tenant
Myriad Healthcare Limited (to be renamed CARING HOMES HEALTHCARE GROUP LIMITED), a company registered in England and Wales with company number 06367517 whose registered office is at Bradbury House 830 The Crescent Colchester Business Park Colchester Essex CO4 9YQ

1

LR4. Property
Insert a full description of the land being leased Or
Refer to the clause, schedule or paragraph of a schedule in this lease in which the land being leased is more fully described.
Where there is a letting of part of a registered title, a plan must be attached to this lease and any floor levels must be specified.
In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail. Part 1 of Schedule 1
LR5. Prescribed statements etc.
If this lease includes a statement falling within LR5.1, insert under that sub-clause the relevant statement or refer to the clause, schedule or paragraph of a schedule in this lease which contains the statement.
In LR5.2, omit or delete those Acts which do not apply to this lease.

LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.
LR5.2 This lease is made under, or by reference to, provisions of:

LR6. Term for which the Property is leased
Include only the appropriate statement (duly completed) from the three options.
NOTE: The information you provide, or refer to, here will be used as part of the particulars to identify the lease under rule 6 of the Land Registration Rules 2003.
From and including To and including
LR7. Premium Specify the total premium, inclusive of any VAT where payable.	None
LR8. Prohibitions or restrictions on disposing of this lease Include whichever of the two statements is appropriate. Do not set out here the wording of the provision.	This lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisition etc. Insert the relevant provisions in the sub-clauses or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.
LR9.1 Tenant's contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land
Clause 24 and clause 25
LR9.2 Tenant's covenant to (or offer to) surrender this lease

LR9.3 Landlord's contractual rights to acquire this lease

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property.
Insert the relevant provisions or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.
None
LR11. Easements Refer hem only to the clause, schedule or paragraph of a schedule in this lease which sets out the easements.
LR11.1 Easements granted by this lease for the benefit of the Property
Clause 3.1 and part 2 of Schedule 1.
LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property
Clause 3.1 and Part 2 of Schedule 1.

LR12. Estate rent charge burdening the Property Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the rentcharge.	None

LR13. Application for standard form of restriction
Set out the full text of the standard form of restriction and the title against which it is to be entered. If you wish to apply for more than one standard form of restriction use this clause to apply for each of them, tell us who is applying against which title and set out the full text of the restriction you are applying for.
Standard forms of restriction are set out in Schedule 4 to the Land Registration Rules 2003.
The Parties to this lease apply to enter the following standard form of restriction against the title of the Property
LR14. Declaration of trust where there is more than one person comprising the Tenant
If the Tenant is one person, omit or delete all the alternative statements.
If the Tenant is more than one person, complete this clause by omitting or deleting all inapplicable alternative statements.

THIS LEASE is dated [ ] and made
BETWEEN:

(1)	The Landlord; and

(2)	The Tenant
THE PARTIES AGREE THAT:

1.	INTERPRETATION

1.1	Defined terms
In this Lease, unless the contrary intention appears:
1995 Act: the Landlord and Tenant (Covenants) Act 1995.
2008 Act: the Health and Social Care Act 2008.
Adjoining Premises: any land, buildings or structures near or adjoining any of the Premises in or over which the Landlord or any other person owns an estate or interest from time to time.
Affiliate: means, in relation to a person, any Subsidiary or parent undertaking of that person and any Subsidiary of such parent undertaking, in each case from time to time;
Alterations: any alterations, additions, improvements or other works to the Premises.
Authorised Use: use of the Premises as a registered care home for, as of the date of this Lease, [__●__] operational beds licensed by the Healthcare Regulatory Agencies providing residential and nursing care and for nursing the elderly, mentally infirm and persons with dementia in accordance with the definition of “Care Home” under the 2008 Act and within Class C2 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 (as amended).
Care Home Registration: in relation to the Premises its registration under the 2008 Act for the Authorised Use.
Code: The United States of America Internal Revenue Code 1986, as amended.
Conduits: all conducting media and ancillary apparatus used for the passage or transmission of Utilities.

Consumables: food, fuel, linen, cleaning supplies and materials, medical and nursing supplies, medical record supplies, office supplies, uniforms and other consumable supplies and IT machinery and equipment.
Environment: all and any of the following medias being land (including buildings and any other structures or erections in on or under it or any soil and anything below the surface of the land), water (including water under or within land or in pipe or sewerage systems) or air (including air within building or other structures), wherever situated (or human, plant or animal life).
Environmental Laws: any and all United Kingdom statutes laws (including common or case law or administrative law) regulations directives judgements orders statutory guidance relating to the protection of the Environment to which a court of law is required to have regard Provided Always that this definition shall also include the law relating to nuisance as it may apply to damage to the Environment.
Environmental Matters: any contamination or pollution of the Environment in, at under or arising from the Premises caused by the presence at any time of Hazardous Substances at, in or under the Premises.
Event of Insolvency: any of the following:

(a)	the Tenant is deemed to be unable to pay its debts under s.123 Insolvency Act 1986 (if a company) or s.268 Insolvency Act 1986 (if an individual); or

(b)
the Tenant makes any arrangement, scheme or composition for the benefit of its creditors, including a voluntary arrangement under part I (if a company) or part VIII (if an individual) of the Insolvency Act 1986; or

(c)	if the Tenant is a company:

(i)	it has an administration order made against it under the Insolvency Act 1986; or

(ii)	an administrator is appointed; or

(iii)	a notice of intention to appoint an administrator is filed; or

(d)	if the Tenant is an individual, a bankruptcy petition against him is presented to the Court, he has a bankruptcy order made against him or he is otherwise adjudged to be bankrupt; or

(e)	any bona fide step is taken to enforce security over or to obtain possession of the Premises including the appointment of a receiver or manager; or

(f)
if the Tenant is a company, it enters into liquidation whether compulsory or voluntary or its members resolve by special resolution that the Tenant be wound up voluntarily whether solvent or insolvent, except (in any such case) for and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation of the Tenant while solvent; or

(g)
in respect of a Tenant incorporated or resident in a jurisdiction outside England and Wales, any event or circumstance occurs which under the laws of that jurisdiction has an analogous or equivalent effect to any of the Events of Insolvency defined in this definition; or

(h)	any of the Events of Insolvency defined in this definition occur in relation to any guarantor of the Tenant.
Governmental Authority: any governmental or quasi-governmental authority, including (without limitation) any nation, state, local, territorial, county, municipal or other government or political subdivision thereof, or governmental or quasi-governmental agency, board, authority, bureau, commission, court, department or other instrumentality or political unit or subdivision, or any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, whether domestic or foreign, or any self-regulatory or governing body or organization.
Group Company: in relation to any company, another company which is a member of the same group of companies as that company within the meaning of s.42 Landlord and Tenant Act 1954.
Harm: has the same meaning as the definition contained in s.78(A)(4) Environmental Protection Act 1990.
Hazardous Substances: any natural or artificial substance or combination of substances (whether in solid or liquid form or in the form of a gas or vapour) capable of causing Harm.
Health Care Licences: shall mean any or all licences, permits, qualifications, certifications, and other authorisations granted by any Health Care Regulatory Agencies relating to or affecting the Premises, the operation, maintenance, management or use thereof, the provision of health care services thereon, and/or the reimbursement of healthcare costs relating thereto.
Health Care Regulatory Agencies: shall mean the Care Quality Commission and any or all replacement agencies, boards, authorities, bodies, and any Governmental Authority having jurisdiction over the Premises, the ownership, operation, maintenance, management, use or regulation thereof, the provision of health care services thereon, the reimbursement of health care costs relating thereto, or which grant, issue or regulate any Health Care Licences.
Index Rent: an annual rent equal the product of A x B where “A” is the amount of yearly rent which is (or but for any rent cesser or rent abatement in accordance with this Lease would have been) payable immediately before the relevant Review Date and “B” =1.025, (which is subject to future adjustment pursuant to the terms of this Lease and the Umbrella Agreement);
Insurance Event: any damage or destruction of the Premises, or any accessway or access ways (or any part of them) to them or any essential services to them by any of the Insured Risks which at the date of such damage or destruction is covered by any policy of insurance maintained by the Tenant under this Lease or would be so covered but for any breach by the Tenant of the obligations under clause 5.1.
Insurance Excess: such amounts, if any, which are stated in any insurance policy maintained by the Tenant as being not payable to the insured in respect of the first part of any loss resulting from the happening of any of the Insured Risks.
Insured Risk: so long as cover is available from time to time with reputable insurance offices in the United Kingdom or through underwriters at Lloyd's on reasonable commercial terms, and subject to any normal Insurance Excess and market exclusions and conditions of such cover, the following risks: fire and other casualty; subterranean fire; lightning; storm; tempest; sprinkler leakage (if the Premises are filled with sprinklers); flood; explosion; bursting or overflowing of water tanks, apparatus or pipes or the escape of water from any of them; aircraft or other aerial devices or articles dropped or falling from any of them; riot; civil commotion; malicious damage; impact; earthquake; heave; landslip; subsidence; and such other risks (including Terrorism) which the Landlord reasonably requires from time to time or against which the Tenant may from time to time elect to insure.
Lease: this lease and any document which is supplemental to it.
Management Fee is a fee paid pursuant to a Management Agreement.
Management Agreement is any agreement, whether written or oral, between Tenant and any other party (including an Affiliate of Tenant) pursuant to which Tenant provides any payment, fee or other consideration to such party to operate or manage the Premises or to provide management, advisory or other services relating to the operation thereof.
Order: the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003.
Permitted Closure: the Premises are vacant and unoccupied (i) in consequence of any damage or destruction, but only for the period of time reasonably required to complete repair and restoration of same; or (ii) for the purpose of carrying out Alterations approved by the Landlord, but only for the period of time reasonably required to complete same; or (iii) for the purpose of carrying out repairs or decorations to enable the Tenant to comply with clause 7.1 where such repairs or decorations cannot reasonably be carried out without closure of the Premises, but only for the period of time reasonably required to complete same or (iv) where such closure is in accordance with good operational practice on account of infectious diseases or similar circumstances; or (v) where such closure is otherwise permitted pursuant to clause 9.1.
Planning Acts: the "Planning Acts" as defined in s.336 Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning and Compensation Act 1991 and any other Statute relating to town and country planning.
Premises: the care home premises described in Part 1 of Schedule 1. For the avoidance of doubt, the Premises does not include any personal property of the Landlord.
Principal Rent: from and including the Rent Commencement Date until but excluding the First Review Date the sum of [__●__] per annum, and thereafter, from and including the First Review Date, during each successive Review Period an annual sum equal to the Index Rent. Principal Rent shall be subject to adjustment as stated in the Umbrella Agreement.
Prescribed Rate: four per cent per annum above the base rate for the time being of Barclays Bank PLC or such other clearing bank as the Landlord may nominate or, if the clearing banks cease to publish a base rate, three per cent per annum above such reasonably comparable rate of interest as the Landlord may determine.
Registration Certificate: the registration certificate issued by the Health Care Regulatory Agencies in respect of the Care Home Registration evidencing the entitlement of the Tenant to operate the Premises for the Authorised Use.
Rents: the rents payable under clause 4.1.
Rent Commencement Date: [__●__] 20131
Review Dates: [__●__]2, 2014 (the "First Review Date") and each [__●__] thereafter
__________________________
1 This Date will be the date of SPA completion
2 This date will be first anniversary of the Rent Commencement Date or, if the RCD is not the first day of a month, the First Review Date will be the first day of the calendar month following the month in which such anniversary occurs. For example, if BTA completion occurs on July 28, 2013, Review Dates will be August 1, 2014 and each August 1 thereafter.

throughout the Term.
Review Period: the period of time between successive Review Dates;
Schedule of Condition: means the Schedule of Condition annexed hereto as Appendix 1.
Statute: any law, statute, ordinance, rule, regulation, requirement or restriction of a Governmental Authority, including any named in this Lease, in force during the Term together with all other legislation applicable to the Premises and having effect in England and Wales.
Statutory Agreements: any agreement entered into pursuant to s52 Town and Country Planning Act 1971, s106 Town and Country Planning Act 1990, s38 or s278 Highways Act 1980, s104 Water Industry Act 1991, s111 Local Government Act 1972, s33 Local Government (Miscellaneous Provisions) Act 1982 or any other provisions of similar intent.
Subsidiary: shall bear the meaning given to it in section 1159 of the Companies Act 2006.
Tenant's Covenants: the covenants and other obligations in this Lease (for the avoidance of doubt including the schedules and appendices) to be complied with by the Tenant, including (without limitation) the obligation to pay all rent stated herein.
Tenant’s Personal Property: all tangible moveable personal property including consumables acquired by the Tenant for use in connection with the Premises;
Term: the period commencing on the Term Commencement Date to and including [__●__], 2048, subject to the option to break in accordance with clause 25.
Term Commencement Date: the Rent Commencement Date;
Terrorism: includes without limitation any act falling within the standard exclusion wording for acts of terrorism as adopted by the Association of British Insurers from time to time.
Umbrella Agreement: the agreement made between [__●__] and [__●__] dated [__●__].
Uninsured Event: any damage or destruction of the Premises or any access way or access ways (or any part of them) to them or any essential services to them which is not an Insurance Event and for the avoidance of doubt Uninsured Event includes any damage or destruction of the Premises or any access way or access ways (or part of them) to them or any essential services to them by any risk not covered by any policy of insurance maintained by the Tenant unless it would have been so covered but for any breach by the Tenant of its obligations under clause 5.1.

Use Classes Order: the Town and Country Planning (Use Classes) Order 1987 as at the date of this Lease.
US: the United States of America
Utilities: the drainage of surface water and sewage and the supply or transmission of electricity, gas, telecommunications, water or any other services or supplies made to or consumed in the Premises.
Value Added Tax: includes any future tax of a like nature.
VAT Election: means either

(a)	an election to waive exemption in relation to the Premises made before 1 June, 2008;

(b)	an option to tax in relation to the Premises; or

(c)	a real estate election from which the Premises is not excluded.
Working Day: any day except Saturday Sunday and bank or other public holidays in England.

1.2	Construction
In this Lease, unless the contrary intention appears:

1.2.1
references to Statute include references to that Statute as amended or re-enacted or as other Statutes modify its application from time to time and any subordinate legislation made or to be made under that Statute; and

1.2.2
references to clauses or schedules are references to clauses in or schedules to this Lease and references to paragraphs are references to paragraphs in the schedule in which those references are made; and

1.2.3
references to the singular include the plural and vice versa; references to the parties include their successors in title; references to persons include individuals, companies, firms, partnerships, government bodies or agencies and corporations sole and aggregate references to the masculine gender include the feminine and the neuter genders and vice versa, and in relation to the Landlord references to companies include references to limited liability partnerships; and

1.2.4
references to an indemnity mean an indemnity against all actions, claims, demands and proceedings made against the Landlord and all costs, expenses, liabilities and losses incurred directly or indirectly by the Landlord and "indemnify" and "indemnified' shall be construed in the same way; and

1.2.5	references to the Premises include any part of them; and

1.2.6	references to the end of the Term include the determination of the Term before the end of the Term hereby granted; and

1.2.7
where the Lease requires the Tenant to obtain the consent of the Landlord to any Alterations, any change of the Authorised Use or any assignment or any underletting, such consent shall not be effective unless given by way of a formal licence executed as a deed; and

1.2.8
any reference to the date of assignment shall mean the date of the deed of assignment or transfer of this Lease and any covenants given to the Landlord on any assignment of this Lease shall take effect from such date; and

1.2.9
any obligation on the Tenant includes an obligation on the Tenant to use reasonable endeavours to ensure that any person deriving title under the Tenant and its and their agents, employees, licensees and any other person under its or their control comply with that obligation and any reference to an act or default or omission of the Tenant includes the act or default or omission of those persons; and

1.2.10
any obligation on the Tenant not to do an act or thing includes an obligation to use reasonable endeavours not to permit or allow that act or thing to be done where the Tenant is aware that such act or thing is being done; and

1.2.11	any obligations entered into by more than one person in this Lease are entered into jointly and severally; and

1.2.12	the headings shall not affect the interpretation of this Lease; and

1.2.13	references to any consent or approval of the Landlord shall mean a written consent or approval of the Landlord; and

1.2.14
references in this agreement to the Landlord and the Tenant are intended to bind and to inure to the benefit of their respective successors and permitted assigns, subject to the limitations of assignment and underletting set forth in this agreement; and

1.2.15	if any provision in this Lease is held to be illegal, void, invalid or unenforceable for any reason, the legality, validity and enforceability of the remainder of this Lease shall not be affected; and

1.2.16	capitalised terms not defined in this Lease but which are defined in the Umbrella Agreement or the Facility Agreement shall have the meaning given to such terms in said agreements.

1.3	Umbrella Agreement
This Lease is subject to the terms and conditions of the Umbrella Agreement, the terms of which are incorporated by reference. A default under the Umbrella Agreement shall, as provided in the Umbrella Agreement, be default of this Lease.

2.	LETTING AND TERM

2.1	Creation of the Term
The Landlord lets the Premises to the Tenant for the Term reserving the Rents. This Lease creates a "new tenancy” for the purposes of the 1995 Act.

2.2	Quiet enjoyment
Upon payment of the rents herein reserved and upon the due performance and observance of all the covenants, conditions and agreements herein contained on Tenant’s part to be performed and observed, the Tenant shall be entitled quietly to enjoy the Premises throughout the Term without any interruption or disturbance from or by the Landlord or any person lawfully claiming under or in trust for the Landlord or by title paramount and the Landlord hereby covenants to that effect with the Tenant, subject, nevertheless, to the terms and provisions of this Lease.

2.3	Re-entry
The Landlord shall be entitled to re-enter the Premises or any part of them and by so doing end this Lease if:

2.3.1	the Rents or any part of them remain unpaid fourteen days after becoming payable, whether formally demanded or not; or

2.3.2	the Tenant does not comply with Tenant's Covenants within 28 days of formal notice of breach from the Landlord; or

2.3.3	there is an Event of Insolvency; or

2.3.4	any process of distress, execution or similar process is levied against any of the assets and undertaking of the Tenant at the Premises; or

2.3.5	the Tenant or any guarantor of the Tenant's obligations under this Lease, if a company, changes the liability of its shareholders from limited to unlimited or vice versa.

2.4	Effect of termination
When this Lease ends it shall be without prejudice to any outstanding liabilities of any party to any other party.

2.5	VAT on Principal Rent
The Principal Rent shall be exclusive of any VAT which is chargeable thereon and section 89 of VATA shall not apply to the Principal Rent.

3.	RIGHTS AND RESERVATIONS

3.1	Rights and reservations
The Premises are let:

3.1.1	together with the rights set out in Part 2 of Schedule 1 for the benefit of the Tenant and any person deriving title under the Tenant; and

3.1.2	subject to the rights, reserved throughout the Term for the benefit of the Landlord over the Premises set out in Part 3 of Schedule 1; and

3.1.3
subject to the title matters set out in Part 4 of Schedule 1 and all other easements, covenants, privileges and rights enjoyed over or against the Premises so far as any of them are still subsisting and capable of taking effect.

3.1.4	subject to and with the benefit of the leases (if any) set out in Part 5 of Schedule 1, and the Tenant shall comply with all of the foregoing at its sole cost and expense.

3.2	Implied Rights
Section 62 Law of Property Act 1925 shall apply to this Lease.

3.3	No new covenants
The Tenant shall not enter into any covenant with any person other than the Landlord relating to the Premises nor require or permit any assignee or undertenant to give covenants which would restrict the use of the Premises to a greater extent than the restrictions on use contained in this Lease.

3.4	Title matters
The Tenant shall comply with the conditions, covenants, restrictions and other matters contained or referred to in the deeds and documents specified in Part 4 of Schedule 1, all at Tenant’s sole cost and expense.

4.	RENTS

4.1	Rents payable
During the Term the Tenant shall pay to the Landlord by way of rent:

4.1.1
without previous demand, notice or presentment the Principal Rent by equal monthly payments on the 7th day of each month such payments to be in respect of the calendar month within which that payment date falls; and

4.1.2	any other sums expressed to be payable as additional rent under this Lease, which shall be payable on demand.

4.2	Payment of Principal Rent

4.2.1	The Principal Rent for the period from and including the Rent Commencement Date to the immediately following day for payment of Principal Rent shall be paid on the Rent Commencement Date.

4.2.2
All rent payable under this Lease shall be made payable to the Landlord and sent by wire transfer of immediately available funds to an account designated from time to time by the Landlord. The Landlord may elect to have all rent payable hereunder sent to the Landlord’s address as may be designated by written notice from Landlord to Tenant. All rent payable under this Lease shall be made in British Pounds Sterling as currency which shall be legal tender for all debts, public and private.

4.2.3	Tenant agrees that it will not pay any instalment of Principal Rent more than one (1) month in advance of the due date thereof.

4.2.4
The Tenant and Landlord (a) acknowledge that Landlord intends the Lease to be classified as a “true lease” for United States Federal income tax and (b) agree that this Lease does not constitute a financing agreement under US law. To the extent not prohibited by law or applicable accounting standards; each party shall reflect the transaction represented hereby in all applicable books, records and reports in a manner consistent with treating the Lease as a lease treatment rather than as a financing instrument.

4.3	“Net Lease”
The Tenant shall pay all other amounts, liabilities and obligations of whatsoever nature relating to the Premises, including, without limitation, all Impositions, those amounts, liabilities and obligations arising under this Lease, any Applicable Laws, easements, restrictions, or other similar agreements affecting the Premises or any adjoining property thereto, and all interest and penalties that may accrue thereon in the event of Tenant’s failure to pay such amounts when due.
The Tenant shall pay to the Landlord, the rent, free of any charges, assessments, impositions or deductions of any kind and without abatement, deduction or set-off whatsoever unless required to do so by any Statute. Under no circumstances or conditions, whether now existing or hereafter arising, or whether beyond the present contemplation of the parties, shall the Landlord be expected or required to make any payment of any kind whatsoever or be under any other express or implied obligation or liability hereunder, except as herein otherwise expressly set forth in this Lease, and to the extent it is able to do so the Tenant hereby waives all Applicable Laws legal and requirements to the contrary. Except as herein otherwise expressly set forth in this Lease, the Tenant shall pay all costs, expenses and charges of every kind and nature relating to the Premises from and after the Commencement Date, including, without limitation, all taxes, costs of improvements, maintenance, repairs, alterations, additions, replacements, and insurance and other impositions, which become due or payable during the Term. Unless otherwise expressly provided in this Lease, the Tenant’s obligations hereunder, including the obligation to pay rent, shall not terminate prior to the expiration of the Term. The parties intend that the obligations of the Tenant under this Lease shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations have been modified or terminated pursuant to an express provision of this Lease.

4.4	Value Added Tax

4.4.1
Each sum payable by the Tenant under this Lease shall be treated as being exclusive of Value Added Tax. Subject to clause 4.4.2 the Tenant shall pay as additional rent any Value Added Tax properly demanded by the Landlord by delivery of a valid VAT invoice addressed to the Tenant.

4.4.2
The Landlord (including for these purposes its successors and assignees) warrants that it has not and shall not during the Term exercise a VAT Election in respect of the Premises, and, to the extent this clause 4.4.2 is breached, the Tenant shall not be liable to pay to the Landlord an amount of or in respect of

Value Added Tax for which the Landlord is liable to account for HMRC on any Rents or other payments due from the Tenant under this Lease.

4.5	Interest on late payments
The Tenant shall pay to the Landlord as additional rent interest on any sums due to the Landlord which are not paid within fourteen (14) days of the due date for payment. Interest shall be calculated from the initial date such payment is due. Interest shall be calculated at the Prescribed Rate, both before and after any judgement, from the due date for payment to the date on which payment is made.
5.    INSURANCE OBLIGATIONS
5.1    Tenant's obligations

5.1.1	The Tenant shall at its own cost effect insurance cover to insure the Premises and other risks in accordance with the following provisions of this clause 5.1:

(a)
the Premises themselves (including the Landlord's fixtures and fittings and the Tenant’s Personal Property) against damage or destruction by the Insured Risks in their full reinstatement cost or replacement cost

(b)    the cost of demolition, site clearance, hoarding and shoring up

(c)	surveyor's, architect's, legal and other professional fees and statutory fees incurred in reinstatement of the Premises;
(d)    Value Added Tax which would be incurred and not recoverable;

(e)
three years' loss of Principal Rent (and, as the case may be, Index Rent) in the event of damage or destruction of the Premises by the Insured Risks taking into account any increase in the Principal Rent that would occur following a Review Date or indexation increase;

(f)
its liability for personal injury or property damage under a policy of commercial general public liability insurance with a single limit per occurrence in respect of bodily injury and death and property damage of ten million pounds (£10,000,000);

(g)	its liability arising out of malpractice in an amount not less than five million pounds (£5,000,000) for each person or for each occurrence;

(h)	its employer's liability in an amount of not less than ten million pounds (£10,000,000) for each occurrence; and

(i)
during the period of construction in respect of Alterations, improvements or additions, such other insurances and in such amounts as the Landlord reasonably deems necessary for its protection from the consequences of an act or omission of the Tenant's contractors or sub-contractors of which it notifies to the Tenant.

5.1.2
The Tenant may insure for greater amounts then set out in clause 5.1 as are obtainable on reasonable commercial terms in the United Kingdom insurance market as the Tenant on the advice of its insurance brokers as to common industry practice from time to time as it reasonably considers appropriate.

5.1.3
The Tenant shall effect the insurance of the Premises and other matters in such substantial insurance offices of good repute in the United Kingdom and through such reputable and substantial agency as the Tenant may from time to time determine or through underwriters at Lloyd's as the Landlord has first approved, approval not to be unreasonably withheld or delayed.

5.2	Block Policies
The Tenant shall be entitled to effect insurance of the Premises by means of a block policy subject to the conditions that:

5.2.1	the sums to be insured in respect of the Premises as set out in clause 5.1, and the premiums applicable to them, are independently to apply to the Premises under the block policy, and

5.2.2	the sums so insured are not to be subject to reduction because of damage or destruction suffered, by Insurance Events or claims in relation to other properties also covered by the block policy, and if so, reference to insurance and insurers of the Premises and the terms of this clause 5 shall be construed accordingly.

5.3	Insured Parties

In effecting insurance cover under clause 5.1.1(a), (b), (c) and (d) or 5.2, the Tenant shall use all reasonable endeavours to:

5.3.1	do so in the names of the Landlord and Tenant as co-insured parties by way of composite cover of their respective interests in the Premises;

5.3.2	have the interest of any mortgagee of the Landlord noted against such policy or policies and the interest of the Landlord on the cover under clause 5.1.1(f);

5.3.3
procure that the policy contains a non-invalidation clause so that it should not be avoided by any act, omission or matter unknown to or beyond the control of the Landlord or the Tenant whereby the risk of destruction or damage to the Premises is increased; and

5.3.4
to procure that where the aggregate value of a particular claim is greater than £50,000 the Landlord is (subject to insurers’ requirements) to be named as loss payee and, in the event of damage to the Premises resulting in a claim payment is to be made (subject to the insurers’ requirements) into the Landlord’s notified account to meet payments due in respect of works of reinstatement and the Landlord will disburse payments promptly to enable reinstatement to proceed on production of interim certificates or other such evidence of monies due for works done under the relevant construction or other contract, unless the Landlord in its discretion directs the insurer to make payment direct to the contractor or other parties entitled, as the case may be.

5.4	General insurance provisions
The Tenant's obligations under clauses 5.1, 5.2 and 5.3 shall be subject to:

5.4.1	cover being normally available with insurance offices of good repute in the United Kingdom or through underwriters at Lloyd's on reasonable commercial terms;

5.4.2
such excesses, exclusions and conditions in the United Kingdom insurance market in which the insurance is placed as are applicable to the area in which the Premises are situated or the type of premises;

5.4.3	the policy of insurance not being made void or voidable by any act or default of the Landlord; and.

5.4.4
The policy to be effected with an insurance company being either (a) one of the top six insurers in the UK market by reference to their net asset value, or (b) rated “A:VIII” or better in “Best’s Insurance Guide” (or any substitute guide acceptable to the Landlord (acting reasonably)) and at least rated “A” by Standard & Poor’s Ratings Group.

5.4.5
Neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if, and to the extent, that any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required to be covered by insurance pursuant to this Lease. The provisions of this clause shall prevail over any conflicting provision in the Lease, it being the intention of Landlord and Tenant that wherever applicable the waiver of subrogation contained in this clause shall take precedence over any other provision providing for the liability of one party to the other.

5.5	Reinstatement of the Premises by the Tenant
Following damage or destruction of the Premises by an Insurance Event, the Tenant shall:

5.5.1	promptly make and shall diligently pursue all potential claims under the policy of insurance effected by the Tenant in respect of the Premises:

5.5.2	use all reasonable endeavours to obtain requisite planning permissions and other approvals for the rebuilding and reinstatement of the Premises;

5.5.3
if the design and specification of the works of rebuilding and reinstatement of the Premises and any access way or essential services are materially different from those of the Premises before the occurrence of the Insurance Event (the “former design”), to obtain the prior approval of the Landlord to them which, having regard to the former design and the provisions of clause 5.6, is not to be unreasonably withheld or delayed; and

5.5.4
subject to requisite planning permissions and approvals, and the approval of Landlord being obtained (approval not to be unreasonably withheld or delayed) and (if relevant) the Landlord laying out insurance proceeds in accordance with clause 5.3.4, procure that:

(a)    all insurance moneys received from the insurer by virtue of clause    5.1.1(a) be laid out towards rebuilding or reinstating the Premises,
(b)    with all convenient speed,

(c)    with good quality materials,
(d)    in a good, substantial and workmanlike manner, and
(e)    in accordance with the terms of planning permissions and approvals so obtained.
5.6      Manner of reinstatement
5.6.1    When rebuilding or reinstating the Premises, they shall be rebuilt or reinstated:

(a)	with the object and intention of providing at least as many beds or bedrooms (whichever was the greater number) for residents and patients at the Premises as were previously enjoyed; and

(b)
to a configuration and specification (including, without limitation, as to number of rooms, room sizes, provision of en-suite facilities, provision of day space) in accordance with the requirements of Statute and the lawful requirements of any government department or competent authority in respect of them;

(c)
containing not less than the number of licensed beds or residential rooms within the Premises as they were before the occurrence of the damage or destruction, unless the Landlord has consented (consent not to be unreasonably withheld or delayed) to a reduction of the number or as is required by Statute and/or the lawful requirements of any government department or competent authority.

5.6.2	the Tenant may:

(a)	use materials of a different quality, type (provided such materials are good and suitable and used in a good and workmanlike manner in accordance with good building practice) or specification; and

(b)	make reasonable changes in the original design, layout or specification of the Premises so long as the extent of the Premises is not materially altered;

5.6.3	if the Premises have been destroyed or substantially damaged, the Tenant shall use all reasonable endeavours to procure that:

(a)
duty of care deeds or collateral warranties in respect of the reinstatement works and their design are provided by the building contractor, its sub-contractors (in respect of material works) and the professional consultants engaged in the design and specification of them in accordance with current good construction industry practice then applicable to projects of similar kind.

5.7	Damage or destruction by UnInsured Events
If the Premises are destroyed or damaged by an UnInsured Event so as to make the Premises or any access way or access ways (or any part of them) to them or any essential services to them wholly or substantially unfit for occupation or use then:

5.7.1	for the purposes of clause 7.1 such destruction or damage shall be deemed to have been destruction or damage caused by an Insurance Event;

5.7.2
within six months of the destruction or damage in question the Landlord shall give written notice to the Tenant (the Election Notice) stating whether or not the Landlord proposes to rebuild or reinstate the Premises or any access way or access ways (or any part of them) to them or any essential services to them at its own cost;

5.7.3
if the Election Notice states that the Landlord does propose to rebuild or reinstate the Premises or any access way or access ways (or any part of them) to them or any essential services to them at its own cost then for all the purposes of this Lease the destruction or damage shall be deemed to have been caused by an Insurance Event in respect of which the full cost of rebuilding or reinstating are recovered;

5.7.4
if the Election Notice states that the Landlord does not propose to rebuild or reinstate the Premises or any access way or access ways (or any part of them) to them or any essential services to them or if the Election Notice is not served within the period of six months referred to in clause 5.7.2 then either the Landlord or the Tenant may determine this Lease with immediate effect by serving written notice on the other but without prejudice to any claim by either of them for any antecedent breach of the provisions of this Lease.

5.7.5
the Principal Rent or a proper proportion according to the nature and extent of the damage or destruction will be suspended from the date of the destruction or damage until the earlier of (1) the date the Premises or any access way or access ways (or any part of them) to them or any essential services to them are again fit for immediate occupation and use and (ii) the date this Lease shall determine in accordance with clause 5.7.4. Any dispute about the operation of this clause 5.7.5 shall be submitted at the request of the Landlord or the Tenant to the decision of a single arbitration under the Arbitration Act 1996.

5.7.6	Time shall be of the essence of the service of the Election Notice by the Landlord.
For the avoidance of doubt the provisions of this clause 5.7 shall not apply where any insurance moneys are withheld or are not recoverable as a consequence of any act, default or omission of the Tenant unless the Tenant (or any guarantor) pays or tenders to the Landlord the amount withheld or not recovered.

5.8	Impossibility of reinstatement and termination
If the Tenant having used all reasonable endeavours is unable to lawfully commence rebuilding or reinstating the Premises within the “Rent Cover Period” (being the period during which the Tenant’s Principal Rent insurance provides cover), all insurance moneys received or receivable under any policies of insurance maintained by the Tenant with respect to the Premises shall be paid to Landlord and the Tenant will pursue the Withdrawal process for the Property under the Umbrella Agreement.

5.9	Commission and agency fees
The Tenant shall be entitled to retain for itself any commission or rebate paid by the insurers or insurance brokers for the issue of the policy.

5.10	Certificate of insurance

5.10.1	The Tenant shall provide to the Landlord:

(a)	full details of any insurance effected by it under clause 5.1.1(a)(a); and

(b)	if commercially available a certificate issued by the insurer, other proper evidence of the current cover in force and of the interest of the Landlord and its mortgagee (if any) with respect to it in any event without request in case of a material change in the terms and conditions of the policy or the risks covered but otherwise within ten Working Days of a request of the Landlord made not more than twice a year.

5.10.2	The Tenant shall provide to the Landlord a certified true copy of the original policy within ten (10) Working Days after receipt of Landlord’s written request to that effect.

5.11	Invalidation of insurance
Neither the Landlord nor Tenant shall not do or bring anything upon the Premises which may invalidate any policy of insurance effected by the Tenant under clause 5.1.

5.12	Compliance with insurer's requirements
The Landlord and Tenant each shall comply with the reasonable and lawful requirements of the insurers of the Premises so far as (with respect to the Landlord) those requirements and recommendations have been communicated to the Landlord and relate to the Premises.

5.13	Notification

5.13.1
The Tenant shall give notice to the Landlord of the occurrence of a material Insurance Event within two (2) Working Days of the occurrence thereof, or within two (2) Working Days after subsequently determining that the estimated cost of repairing the same is reasonably expected to be in excess of £30,000; and

5.13.2
Each party shall promptly give notice to the other if it becomes aware of any matter which might invalidate or give the insurers of the Premises grounds for avoiding any policy of insurance relating to the Premises or which might increase the premium payable for any insurance of the Premises maintained by the Tenant.

5.14	Tenant’s Default
If the Tenant fails to effect and maintain in effect the various insurances required under this clause 5, the Landlord shall be entitled to effect equivalent insurance and to recover from the Tenant the proper costs (insurance premium and all incidental additional expenses) of doing so on an indemnity basis as a debt payable on demand.

6.	FINANCIAL OBLIGATIONS

6.1	Payment of outgoings
The Tenant shall pay (at least ten (10) days before any fine, penalty, interest or cost may be added thereto for the non-payment thereof) and indemnify the Landlord against all rates, taxes, charges, duties, impositions, and outgoings levied, assessed or charged on the Premises or payable by the owner or occupier of them, or on Tenant’s Personal Property within the Premises, together with any interest or penalties imposed upon the late payment thereof. The obligation under this clause 6.1 shall not apply to any tax payable by the Landlord on the Rents or on any dealing with or ownership of its interest in the Premises but shall have effect without prejudice to the Tenant's obligations under clause 4.4. If any of the foregoing is not paid when due under this Lease, then the Landlord shall have the right, but shall not be obligated, to pay the same following written notice to Tenant of such payment. If the Landlord shall make such payment, the Landlord shall thereupon be entitled to repayment by the Tenant on demand as supplementary rent hereunder.

6.2	Loss of rating relief
If the Tenant claims any rating relief during the Term for empty premises, it shall pay to the Landlord on demand an amount equal to any rating relief which the Landlord is unable to claim after the Term has ended as a result of the Tenant having made such a claim.

6.3	Utilities
The Tenant shall pay for all Utilities used by the Tenant at the Premises and any related meter rents, installation charges and connection charges. The Landlord shall not be required to furnish to the Tenant any facilities, services or Utilities of any kind whatsoever, including, but not limited to, water, steam, heat, gas, oil, hot water, and/or electricity, all of which Tenant covenants that Tenant will obtain from the Utility supplier providing the same, at Tenant’s sole cost and expense. The Landlord shall not be responsible to the Tenant for, and shall have no liability to the Tenant for, any interruption or diminution in the quality or quantity of Utilities furnished to the Premises, and Tenant hereby waives any and all claims against the Landlord for same.

6.4	Shared facilities
The Tenant shall pay to the Landlord by way of additional rent a fair and proper proportion, to be determined by the Landlord, of all expenses incurred by or on behalf of the Landlord in respect of any facility, right or thing used in common between the Premises and any Adjoining Premises.

6.5	To pay costs
The Tenant shall pay by way of additional rent all reasonable and proper costs, charges and expenses reasonably incurred by or on behalf of the Landlord (together with the Landlord's own legal, administrative and management expenses) in relation to;

6.5.1
The lawful and proper preparation and service of any notice and any proceedings under ss.146 or 147 Law of Property Act 1925 or the Leasehold Property (Repairs) Act 1938 whether or not forfeiture is avoided other than by relief granted by the court; and

6.5.2	the preparation and service of any notice under s.6 Law of Distress Amendment Act 1908; and

6.5.3	the preparation and service of any notice under s.17 of the 1995 Act; and

6.5.4	the recovery of any arrears of the Rent, whether by action or otherwise; and

6.5.5	the preparation and service of a schedule of dilapidations at any time during or within three months after the end of the Term; and

6.5.6
the application for consent to any matter for which the consent or approval of the Landlord is required under this Lease whether such-consent is granted or not for any reason unless the Landlord acts unreasonably in refusing consent or offers the same subject to some unlawful or unreasonable condition.

6.6	Indemnity
The Tenant shall keep the Landlord indemnified against any breach of the Tenant's Covenants or any claim, demand or cause of action made by a third party in connection with the Tenant’s use, operation, maintenance or repair of the Premises or otherwise in relation to the Premises, and in respect of any accident, loss or damage to person or property in the Premises.

6.7	No liability of Landlord

6.7.1
Without prejudice to the generality of clause 6.6 it is hereby agreed and declared that to the maximum extent possible the Landlord shall have no liability (other than pursuant to the Landlord's express obligations under this Lease or any agreement pursuant to which this Lease was made) in respect of the state or condition of the Premises or their occupation use repair alteration or maintenance or for the presence of any substance or article or other thing (of whatsoever nature) on or emanating from the Premises (including any which may have been on the Premises before the grant of this Lease).

6.7.2
The parties acknowledge that immediately prior to the execution and delivery of this Lease the Tenant or its Affiliate was the owner of the Premises was (and as of the date hereof is currently) in possession of the Premises and therefore has examined the Premises is familiar with the physical condition expenses operation and maintenance planning requirements status of title and use that may be made of the Premises and every other matter or thing affecting or related to the Premises and is leasing the same in its present condition;

6.7.3
The Landlord has not made and does not make any representations or warranties whatsoever with respect to the Premises or otherwise with respect to this Lease, express or implied, including any warranty regarding the merchantability or warranty regarding the suitability of the Premises for their intended commercial purposes.

7.	REPAIR AND REDECORATION

7.1	Upkeep of the Premises

Subject to clause 7.2, the Tenant shall at its sole cost and expense:

7.1.1
keep the Premises (as a whole including fixtures and fittings and any Tenant’s Personal Property) in good and substantial repair and condition. Without limiting the generality of the foregoing, Tenant shall make all repairs and replacements (structural and non-structural, ordinary and extraordinary foreseen and unforeseen) and shall perform all maintenance necessary to cause the Premises to comply with all Statutes and Applicable Laws. As used herein, the term “repairs” shall include all necessary replacements, renewals and substitutions. If the requirements of any Statute or Applicable Law mandate a higher standard than what is required by this Lease, then the Tenant shall be obligated to cause the Premises to comply with such higher standard. The Landlord shall not be responsible for the cost of any Alterations or replacements of or maintenance or repairs to the Premises of any nature whatsoever (structural or non-structural ordinary or extraordinary foreseen or unforeseen) whether or not now in the contemplation of the parties; and

7.1.2
replace any fixtures, any carpets and other floor coverings and any blinds, curtains or other window coverings in the Premises with new articles of a similar kind and quality if they become incapable of repair or, in the case of plant and equipment, if they cease to operate properly; and

7.1.3
keep all Tenant's Personal Property (other than Consumables) in good and substantial repair and condition PROVIDED that the Tenant's Liability for repair under this clause 7.1.3 shall not extend to wants of repair occasioned by fair wear and tear; and

7.1.4	keep any parts of the Premises which are not built upon in a clean and tidy condition with any landscaped areas well-tended and laid out; and

7.1.5	keep the whole of the Premises properly cleaned with all windows and glass, both inside and out, being cleaned as often as is reasonably necessary; and

7.1.6	redecorate the Premises externally in every fifth year of the Term and within the three months before the end of the Term but not twice within any period of 24 months; and

7.1.7	redecorate the Premises internally in every fifth year of the Term and within the three months before the end of the Term but not twice within any period of 24 months.

7.2	The Landlord and the Tenant acknowledge the items of disrepair specifically identified in the Schedule of Condition. The Landlord agrees that there shall be no breach of this Lease if such items are left unrepaired (provided that (a) there is no material further deterioration and (b) the Tenant proceeds with the repair of such items with commercially reasonably diligence and completes the same within the time period specified in the Schedule of Condition)3; however such forbearance on the part of the Landlord shall not in any way be deemed to act as a waiver of the Tenant’s general duty under Clause 7.

7.3	Manner of redecoration
The Tenant shall carry out all redecoration with appropriate materials in a good, substantial and workmanlike manner and in accordance with good building practice. In the final three months of the Term the Tenant shall use colours and materials previously approved in writing by the Landlord, such approval not to be unreasonably withheld or delayed.

7.4	Making good disrepair
The Tenant shall carry out any works required to remedy any breach of the Tenant's
__________________________
3 SB - Schedules to record all KF works to be done in a 10 year period, save the agreed works in the attached Schedule which are to be done in the first two years of the Term
Covenants relating to the repair and condition of the Premises within 90 days after the service of any notice specifying the works required or immediately in case of emergency. In default, the Landlord with its contractors may enter and remain upon the Premises to carry out those works itself and all reasonable and proper costs reasonably incurred by the Landlord shall be a debt payable on demand to the Landlord by the Tenant.

7.5	Defective premises
The Tenant shall do everything necessary to comply with the Defective Premises Act 1972. In particular, the Tenant shall promptly give notice to the Landlord of any defect in the Premises which may give rise to a duty of care on the Landlord under that Act, not do any act or thing which might breach any duty of care and shall display and maintain on the Premises any notices which the Landlord may reasonably require.

8.	ALTERATIONS

8.1	Prohibited alterations
The Tenant shall not carry out any improvements, alterations or additions to the Premises except as permitted in this clause 8.

8.2	Alterations
The Tenant may, with the prior written consent of the Landlord (which will not be unreasonably withheld or delayed) and all appropriate third parties, carry out at the Tenant’s cost internal, external and structural Alterations to the Premises. The Landlord may withhold its consent based upon, among other factors, its reasonable disapproval of the budget or the plans and specifications proposed for such Alterations.

8.3	Non-structural alterations not requiring consent
The Tenant may carry out an internal, non-structural Alteration to the Premises without the consent of the Landlord if:

8.3.1	it shall give the Landlord prior written notice of the Alteration with plans, drawings and specifications showing the Alteration; and

8.3.2
the Alteration (a) does not adversely affect (i) the business operated therein or (ii) the load bearing capacity of the structural parts of the building comprised in the Premises; and (b) have an aggregate estimated cost of less than £100,000 for any one divisible project (excluding Alterations made on an emergency basis to protect health or welfare of persons or imminent loss or damage to the Premises or any part thereof) in which case the Tenant shall notify the Landlord in writing of such emergency Alteration as soon as practicable.

8.4	General obligations
In respect of all Alterations (including those permitted by clause 8.2 and 8.3), the Tenant shall at its own cost and expense:

8.4.1	provide the Landlord in triplicate with plans, drawings and specifications showing the Premises before and after the proposed Alterations (reflecting the as-built condition); and

8.4.2	obtain all necessary consents to the Alterations; and

8.4.3	give the insurers of the Premises full details of the Alterations and obtain their approval to them and if required by the insurers pay any additional premium; and

8.4.4
carry out the Alterations with good quality materials, in a good, substantial and workmanlike manner in accordance with the terms of all consents obtained for the Alterations and the requirements of the local planning and other authorities; and

8.4.5	comply with the requirements of any Statute and Applicable Law which affects the Alterations or the manner in which they are carried out; and

8.4.6	where the consent of the Landlord is required for the Alterations, carry out the Alterations to the reasonable satisfaction in all respects of the Landlord; and

8.4.7	give to the Landlord full details of the reinstatement value of the Alterations for insurance purposes.
Any alteration or improvement shall, when completed, be of such a character as not to reduce the value of the Premises below its value immediately before such Alteration was made, as reasonably determined by the Landlord. The reasonable cost and expense of Landlord’s review of any plans and specifications for Alterations and improvements including third party costs and expenses, shall be paid by the Tenant to the Landlord within ten (10) Working Days after written demand. The Landlord and its representative shall have the right upon reasonable prior notice (but not the obligation) to enter the Premises before, during and after completion of the construction of the Alterations for purposes of inspecting same (but not so as to interfere with the Alteration or use of the Premises). The Tenant shall not construct or perform Alterations in such a manner that results in a breach of the Authorised Use and will endeavour to minimise their impact on the operation of the Premises for the Authorised Use.
If the Alteration shall (i) involve any material structural work, or (ii) cost more than £100,000, then the Alteration shall not be commenced until detailed plans and specifications, prepared by a licensed architect and a construction budget have been submitted to and approved by the Landlord, which shall not be unreasonably withheld, conditioned or delayed. The Alteration work shall be performed by duly licensed contractors, and only after all required permits, authorizations and approvals shall have been obtained from the applicable governmental authorities and certified copies thereof delivered to the Landlord. If the Alteration will cost more than £100,000, it shall not be commenced until Tenant shall have delivered to the Landlord evidence reasonably satisfactory to the Landlord of the Tenant’s ability to pay the estimated cost of such Alteration (which may include taking into account any obligation of the Landlord whether or not in its capacity as lessor, to fund such work). The cost of all Alteration shall be paid promptly so that the Premises and the Tenant’s leasehold estate therein shall at all times be free from chattel mortgages, and security interests and agreements. The Tenant shall, upon the Landlord’s request, provide to the Landlord evidence of such payment reasonably satisfactory to the Landlord. At all times when any Alteration is in progress, the Tenant shall maintain or cause to be maintained with such companies and for such periods as the Landlord may reasonably require such customary policies of insurance as the Landlord may reasonably require, and the Tenant shall deliver to the Landlord evidence of the existence of such policies (with Landlord’s (and any Landlord’s mortgagee) interest properly named therein) prior to commencing any such Alteration. Upon completion of any Alteration, the Tenant shall obtain certificates of final approval of such Alteration required by any governmental authority and shall furnish the Landlord with copies thereof, together with “as-built” plans and specifications for such Alteration (if the cost of such Alteration exceeds the Threshold Amount).

8.5	Indemnity
The Tenant shall indemnify the Landlord in respect of any matter arising out of the execution, retention and use of any Alterations.

9.	USE OF THE PREMISES

9.1	Authorised Use
The Tenant shall use the Premises only for the Authorised Use (and shall continuously operate them for such purpose throughout the Term save for any period of closure which is a Permitted Closure) and shall not close the Premises (other than where (save on account of a breach of clause 17.1) it would be unlawful to keep them open or the closure is a Permitted Closure) without the consent of the Landlord such consent not to be unreasonably withheld or delayed.

9.2	Prohibited uses
The Tenant shall not use the Premises:

9.2.1	for any sale by auction; or

9.2.2	for any offensive, noxious or noisy trade, business or occupation; or

9.2.3	for illegal or immoral purposes.

9.3	Restrictions on use
The Tenant shall not:

9.3.1	discharge anything into the Conduits which is or may become corrosive or harmful or cause any blockage or destruction of them; or

9.3.2	do anything to obstruct any means of escape or other facilities serving the Premises; or

9.3.3
do anything on the Premises or install or operate any machinery or mechanical equipment which may be or become a legal nuisance or damage or result in damage to the Premises PROVIDED ALWAYS that the proper use of the

Premises for the Authorised Use shall not in any circumstances constitute a breach of this obligation; or

9.3.4	overload the floors or suspend any excessive weight from the ceilings or walls of the Premises or overload the lifts serving the Premises; or

9.3.5	overload the electrical systems in the Premises or connect any equipment to the electrical systems except in accordance with the design and specification of the electrical systems; or

9.3.6
install or operate any machinery or mechanical equipment in or on the Premises, except for office machinery and equipment used by the Tenant in the normal operation of its business, without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed; or

9.3.7
erect, exhibit or hang any signs, advertisements, placards, flags, posters or, aerials, flags, poles, masts or satellite dishes (other than satellite dishes for satellite TV reception which shall be permitted) or any other thing whatsoever on the exterior of the Premises without the consent of the Landlord (which consent shall not be unreasonably withheld or delayed) PROVIDED ALWAYS that nothing in this clause 9.3.7 shall preclude the Tenant from displaying signs with its usual corporate or trade logo where to do so would be consistent with the use of the Premises as a high quality care home, and provided further that all such signs shall comply with the requirements of all Applicable Laws, statutes, regulations and codes; or

9.3.8
store any refuse in the Premises except in suitable containers for that purpose with all food waste and other pungent or perishable refuse being removed from the Premises as often as occasion shall reasonably require.

9.4	Regulations
The Tenant shall comply with:

9.4.1	any lawful requirements or regulations made in respect of the Utilities by the supply companies;

9.4.2	the lawful requirements and recommendations of the local fire officer in respect of the Premises or their use; and

9.4.3	the requirements of all Applicable Laws.

9.5	No warranty as to use

The Landlord gives no warranty that the Authorised Use is or will remain a permitted use under the Planning Acts.

10.	ASSIGNMENT
Except as expressly provided to the contrary in this Clause 10, the Tenant shall not directly or indirectly (i) sell, assign, mortgage4, convey, alienate, or otherwise transfer, directly or indirectly, by operation of law or otherwise, this Lease, all or any portion of the Tenant’s estate or interest in this Lease or the Premises or (ii) permit any assignment of this Lease or any estate or interest therein by operation of law, without the Landlord’s prior written consent, which consent may be granted or withheld in the Landlord’s sole and absolute discretion.
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4 SB -BoS consent letter to be issued at completion

10.1	Permitted assignments

10.1.1	The Tenant shall not assign this Lease or the whole of the Premises without the Landlord’s prior written consent and subject to the conditions in clause 10.2 below.

10.1.2	The Landlord shall have the right to dispose of its reversionary interest in the Lease without the prior consent of the Tenant.

10.2	Conditions for assignment
The Lease shall not be assigned unless:

10.2.1
on or before the date of the assignment, the Tenant obtains the prior written consent of the Landlord to the assignment and the assignee, which consent Landlord may withhold in its sole and absolute discretion.

10.2.2
on or before the date of the assignment the Tenant has paid to the Landlord the whole of any arrears of the Principal Rent and remedied any other material default of this Lease as reasonably required by the Landlord; and

10.2.3
on or before the date of the assignment the Landlord receives a direct covenant by way of a guarantee that the assignee will comply with the Tenant's Covenants from the date of the assignment until the date the assignee is released from its obligations under the 1995 Act from the Tenant by way of a guarantee to be given to the Landlord in a reasonable form in line with market practice and meeting the particular circumstances of the assignment at the relevant time; and

10.2.4	on or before the date of the assignment the assignee grants the Landlord by way of security fixed and floating charges to replicate any subsisting pre-assignment; and

10.2.5
on or before the date of the assignment the assignee enters into a direct covenant with the Landlord to comply with the Tenant's Covenants from the date of the assignment until the date the assignee is released from its obligations under the 1995 Act; and

10.2.6
on or before the date of the assignment, if reasonably required by the Landlord, a letter of credit for in an amount requested by the Landlord shall be provided to the Landlord on terms and from a bank acceptable to the Landlord acting reasonably;

10.2.7	the conditions specified (for the purposes of s.19(1A) Landlord and Tenant Act 1927) in clause 10.2 are fulfilled; and

10.2.8
any letter of credit applicable to this Lease shall remain in full force and effect after completion of the assignment and apply to any act, default of or circumstance affecting the assignee as fully as it would have applied to any of or affecting the Tenant or if the same will not remain in full force and effect and applicable as aforesaid unless on or before the date of the assignment a replacement shall be provided to the Landlord on terms and from a bank acceptable to the Landlord acting reasonably;

10.2.9	the circumstances specified (for the purposes of s.19(1A) Landlord and Tenant Act 1927) in clause 10.3 do not apply.

10.3	Prohibited assignments
The Landlord shall not be required to consent to any assignment if the assignment is of part of the Premises or if the assignee is:

10.3.1
a company incorporated in a jurisdiction outside the United Kingdom in respect of which there is no applicable treaty for the mutual enforcement of civil judgements unless the Landlord is reasonably satisfied that a judgement obtained in England and Wales against the assignee can be enforced in the relevant jurisdiction; or

10.3.2
in the reasonable opinion of the Landlord, not of sufficient financial standing or operational experience (when taken together with any proposed guarantor or guarantors and any proposed other security for compliance with the Tenant's Covenants) to comply with all the Tenant's Covenants; or

10.3.3	a person enjoying diplomatic or sovereign immunity; or

10.3.4	the conditions of clause 10.2 have not been satisfied; or

10.3.5
any person or entity in which the Landlord or any Affiliate of the Landlord owns, directly or indirectly, a ten percent (10%) or greater interest, within the meaning of Section 856(d)(2)(B) of the Code, or any similar or successor provisions thereto. Any such assignment automatically shall be void. The Landlord will act promptly and reasonably in confirming whether or not that is the case upon request by the Tenant.

10.4	General provisions
On any assignment of this Lease:

10.4.1
clause 10.2 shall operate without prejudice to the right of the Landlord to withhold consent in any other circumstances where such withholding of consent would be reasonable or to impose any further conditions upon the grant of consent where it is reasonable to do so;

10.4.2	any guarantee to be given to the Landlord shall be in a reasonable form in line with market practice and meeting the particular circumstances of the assignment at the relevant time; and

10.4.3
on or before the date of the assignment, the Landlord shall release all fixed and floating charges granted by the Tenant over this Lease, the Premises and other assets of the Tenant (including any Related Agreements).

If the Tenant requests the Landlord’s consent to an assignment of this Lease, the Landlord shall be given not less than thirty (30) days’ advance written notice of the proposed assignment, which notice shall be delivered to the Landlord together with (i) a true and complete copy of the proposed instruments of the assignment, and (ii) such other information and documents as the Landlord may reasonably request. Tenant shall pay, on demand, the Landlord’s reasonable costs and expenses in connection with their consideration of whether to grant any such consent to the assignment. No assignment may be proposed or completed during any period in which Tenant is in default of this Lease beyond the expiration of all notice and cure periods expressly stated herein. Any consent by the Landlord hereunder shall apply only to the specific transaction thereby authorized and shall not relieve the Tenant from the requirement of obtaining the prior written consent of the Landlord to any further assignment of the Lease. Subject to Applicable Laws no assignment shall release or relieve the original named Tenant (or any previously approved transferee) from any obligations of Tenant hereunder, and the original named Tenant (or any previously approved transferee) shall remain liable for the performance of all obligations of Tenant hereunder.

11.	UNDERLETTING

11.1	Underletting of whole
The Tenant shall not underlet the whole of the Premises unless before the undertenant enters into the tenancy created by the underlease, or, if earlier, before the undertenant becomes contractually bound to enter into the tenancy created by the underlease:

11.1.1	the underlease is validly excluded from the provisions of ss24 to 28 (inclusive) of the 1954 Act in accordance with the Order; and

11.1.2	the Tenant obtains the prior written consent of the Landlord which shall not be unreasonably withheld or delayed if the conditions set out in this clause 11 are satisfied.

11.2	Undertenant's covenants
Before the grant of any underlease, the Tenant shall procure that the undertenant:

11.2.1
enters into direct covenants with the Landlord to observe and perform the covenants on the part of the undertenant contained in the underlease until the undertenant is released from those obligations under the 1995 Act; and

11.2.2	enters into direct covenants with the Landlord to procure that any assignee of the underlease enters into a direct covenant with the Landlord on the same terms as this clause 11.2; and

11.3	Terms of the underlease
Any underlease of the Premises shall:

11.3.1
contain undertenant's covenants on the same terms as or consistent with the Tenant's Covenants except that further underletting shall be prohibited; any undertenant leasing an immaterial portion of the Premises for the purpose of providing an ancillary service to the residents of the Premises (such us a sundry shop or beautician parlour) need not be obliged to comply with any of the material obligations contained in (or incorporated via) the Umbrella Agreement[5]; and

11.3.2
    be granted at a rent which at the time of the grant of the underlease is the Open Market Rent of the Premises and is payable monthly in advance by equal instalments on the same days as the Principal Rent (but the Tenant may pay a reverse premium or grant the undertenant a rent subsidy by way of a personal arrangement which does not bind the Landlord); and

11.3.3
contain provisions for the review of rent on the same terms (mutatis mutandis) and at the same times as those contained in clause 4.1 or at the discretion of the Tenant such other provisions for rent review as may be approved by the Landlord (such approval not to be unreasonably withheld or delayed); and

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5 The Easthill lease will include a provision confirming landlord consent to underlettings for renewals of an assisted living lease on materially the same terms (save as to rent) at the end of the lease term.  Underlettings are to be for a maximum 5 year term without security of tenure.

11.3.4	contain provisions for re-entry and recovery of insurance premiums on the same terms as this Lease; and

11.3.5	contain provisions requiring the undertenant to obtain the prior written consent of the Landlord before assigning the whole of the premises comprised in the underlease or granting any sub-underlease.

11.4	Undertenant's guarantor
if reasonably required by the Landlord, before the grant of any underlease a guarantor or guarantors resident or incorporated in the United Kingdom whose financial standing has been approved by the Landlord acting reasonably shall enter in to a direct covenant with the Landlord guaranteeing that the undertenant shall comply with the covenants given to the Landlord under clause 11.2.

11.5	Observing the terms of the underlease

11.5.1	The Tenant shall:

(a)	not vary the terms of the underlease; and

(b)	enforce the undertenant's covenants and not waive any breach of them so far as the breach also constitutes a breach of the Tenant's Covenants; and

(c)
not grant any licence, consent or permission under the terms of the underlease in respect of any matter for which the consent of the Landlord is required under this Lease without the prior written consent of the Landlord, which shall not be unreasonably withheld or delayed where the Landlord could not unreasonably withhold or delay its consent to a similar application under the terms of this Lease; and

(d)	procure that the yearly rent payable is reviewed under each underlease in accordance with its terms; and

(e)	procure that the rents reserved by any underlease are not commuted in whole or in part or payable more than one month in advance; and

(f)	not accept the surrender of part only of the premises underlet by the underlease; and

(g)
upon the termination of the underlease (however it occurs) not accept any rent from any undertenant or permit it to hold over or acknowledge any tenancy but forthwith take all necessary steps at the Tenant's expense to secure possession of the premises underlet by the underlease.

11.6	General provisions

11.6.1	On any underletting:

(a)
the provisions of clause 11.2 shall operate without prejudice to the Landlord's right to withhold consent on any grounds where such withholding of consent would be reasonable or to impose any further conditions upon the grant of consent where it is reasonable to do so; and

(b)	any guarantee to be given to the Landlord shall be in a reasonable form in line with market practice and meeting the particular circumstances of the assignment at the relevant time; and

(c)	the quantum of rental to be paid by the tenant pursuant to the underletting shall not be based in whole or in part, on either

(i)	the income or profits derived by the business activities of the sublessee or any other person, or

(ii)
any other formula such that any portion of the rent payable hereunder would or could fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto. Any such sublease automatically shall be void.

The Landlord will act reasonably in approving any rental basis put forward as to whether it meets this requirement.

11.6.2	Whilst any underletting subsists the Tenant's Covenants including without limitation clause 11.2 shall be construed in a manner consistent with the existence of such an underletting.

11.6.3
If the Tenant requests Landlord consent to an underletting, the Landlord shall be given not less than thirty (30) days’ advance written notice of the proposed underletting, which notice shall be delivered to Landlord together with (i) (once agreed and available) a true and complete copy of the proposed instrument(s) of the underletting, and (ii) such other information and documents as Landlord may reasonably request. Tenant shall pay, on demand, Landlord’s reasonable costs and expenses in connection with their consideration of whether to grant any such consent to the underletting. No underletting may be proposed or completed during any period in which Tenant is in default of this Lease beyond the expiration of all notice and cure periods expressly stated herein. Any consent by Landlord hereunder shall apply only to the specific transaction thereby authorized and shall not relieve Tenant from the requirement of obtaining the prior written consent of Landlord to any further underletting. No underletting shall release or relieve the original named Tenant (or any previously approved transferee) from any obligations of Tenant hereunder, and the original named Tenant (or any previously approved transferee) shall remain liable for the performance of all obligations of Tenant hereunder. Within ten (10) Working Days after receipt Landlord’s written request, Tenant shall deliver to Landlord a schedule of all underlettings, setting forth the names of all subtenants, and provide a true, correct and complete copy of each sublease.

12.	CHARGING

12.1
The Tenant shall not charge or create any security interest over the whole or any part of the Premises or its other assets or undertaking without the prior written consent of the Landlord, which consent the Landlord may give or withhold in its sole and absolute discretion[6].

13.	RESTRICTIONS ON ALIENATION

13.1	No sharing of occupation, etc.
The Tenant shall not assign, underlet or charge part only of the Premises and except where there is an assignment permitted on the terms of this Lease the Tenant shall not share occupation of the Premises, part with the possession of them or hold this Lease on trust for any other person.

13.2	Other permitted occupation
Clause 13.1 shall not prevent the Tenant allowing residents permitted under the Registration Certificate to occupy rooms within the Premises as licensees and staff to occupy for the better performance of their duties but only so far as such occupation is consistent with the Authorised Use and only in a way that does not create or transfer a legal estate or has an adverse effect on the business at the Premises.

14.	NOTIFICATION OF DISPOSITIONS

14.1
Within one month after any assignment, charge or underletting of the Premises or the assignment of any underlease or the grant of any sub-underlease, however remote, the Tenant shall give notice in writing to the Landlord of that disposition together with certified

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6 SB - as per clause 10
copies of all the documents giving effect to it and shall pay the Landlord a reasonable fee of not less than £35 for its registration.

15.	LEGISLATION

15.1	Planning
The Tenant shall comply with the provisions of the Planning Acts insofar as they relate to the Premises and shall not:

15.1.1
make any application for planning permission or any application for a determination that planning permission is not required for any Alterations or any change of the Authorised Use without the prior written consent of the Landlord. Consent shall not be unreasonably withheld or delayed; and

15.1.2
carry out any Alterations or change the Authorised Use until all necessary planning permissions have been obtained and approved in writing by the Landlord. Subject to clause 15.2, the Landlord shall not unreasonably withhold or delay its approval where it has given consent to the application for planning permission being made.

15.2	Approval of permissions
The Landlord shall be entitled to:

15.2.1	impose reasonable conditions to the giving of its approval; and

15.2.2
withhold its approval to any planning permission if any condition contained in or omitted from it or its duration would, in the reasonable opinion of the Landlord, have or be likely to have an adverse effect on the value of the Landlord's interest in the Premises at any time during or after the end of the Term.

15.3	Statutes and Applicable Law

The Tenant shall comply with every Statute and all Applicable Laws and (subject to any right the Tenant may enjoy to object or to make representations or an appeal with regard thereto) every lawful requirement of any notice or order from a government department or other public authority which affects the Premises or their use and occupation or any substance or article or other thing (of whatsoever nature) on or emanating from the Premises (including any which may have been on the Premises before the grant of this Lease) and shall carry out and maintain at its own cost and expense all works and arrangements required under any Statute whether imposed on the Tenant or any other person so far as they relate to the Premises.

15.4	Statutory notices
The Tenant shall give to the Landlord a copy of every notice, order, direction, licence, consent or permission relating to the Premises made or given under any Statute within seven days of its receipt, or sooner in cases of emergency. If required by the Landlord, the Tenant shall at its own cost and expense make or join the Landlord in making such objections, applications or representations against or in respect of them as the Landlord shall reasonably require.

15.5	Environmental
Without prejudice to the provisions of clause 15.3, the Tenant shall observe and comply in all respects with all Environmental Laws in its occupation and use of the Premises and be liable for all and any liabilities, losses, costs (including legal costs), expenses, damages incurred in relation to Environmental Matters (including, without limitation, any liabilities, losses, costs (including legal costs), expenses, damages arising from any legally enforceable judgements resulting from claims by third parties in respect of:

15.5.1	damage to the Environment, or

15.5.2	modification or replacement of machinery as a result of damage of the Environment; or

15.5.3	removal or making safe of Hazardous Substances or the maintenance costs of keeping them secure; and

15.5.4	obligations imposed under any Environmental Law arising out of any act or omission whether before or during the Term.

16.	THIRD PARTY RIGHTS

16.1	Loss of existing rights benefiting the Premises
The Tenant shall not stop up, darken or obstruct any window or other opening belonging to the Premises or do any other act or thing which may lead to any rights benefiting the Premises being lost.

16.2	Creation of new rights over the Premises
The Tenant shall not permit or allow any encroachment to be made which may lead to rights being acquired by any person over the Premises.

16.3	Notification
The Tenant shall notify the Landlord of any of the matters referred to in this clause 16 as soon as the same come to the notice of the Tenant and shall at its own cost and expense take such action as the Landlord reasonably requires to prevent any rights being acquired over the Premises or any rights benefiting the Premises being lost.

16.4	Management Agreements
The Tenant shall not, without the prior written consent of the Landlord, which consent the Landlord shall not unreasonably withhold, condition or delay, enter into any Management Agreement or agree to: (i) any change in the manager under any Management Agreement; (ii) any material change in any Management Agreement; (iii) the termination of any Management Agreement; or (iv) the assignment of any Management Agreement by any Manager. Each Management Agreement shall provide that Landlord shall receive notice of any defaults thereunder and, at Landlord’s option, an opportunity to rectify any such defaults. If the Landlord shall rectify any of Tenant’s defaults under any Management Agreement, the cost of any such rectification shall be payable upon demand to the Landlord by the Tenant as rent. Any manager shall be reputable and have experience in managing a facility similar in size, scope, use and value as the Premises or any one of them for which they are assigned management responsibilities. All management fees, payments in connection with any extension of credit and fees for services provided in connection with the operation of the Premises, and all other payments and fees, payable by Tenant to any Affiliate of Tenant, shall be subordinated to the obligations of Tenant under this Lease. Tenant shall deliver to Landlord any reasonable instrument requested by Landlord to implement the intent of the foregoing provision.

17.	OPERATIONAL REQUIREMENTS

17.1
The Tenant shall procure that the Premises and the operator and manager thereof (which may include a peripatetic manager) are registered at all times during the Term under the 2008 Act and shall provide the Landlord with a copy of the current Registration Certificate on request.

17.2
The Tenant shall not request or agree to any change in the number of registered beds within the Premises or any other change in the Care Home Registration or the Registration Certificate, nor shall the Tenant take beds out of service save where required by the Health Care Regulatory Agencies without the Landlord's prior written consent such consent not to be unreasonably withheld or delayed, save that the Tenant may, without the consent of the Landlord:

17.2.1
take not more than 10% of total beds permitted by the Certificate licensed for use from time to time at the Premises out of service in respect of planned Alterations or otherwise in the interests of operational effectiveness; and

17.2.2	there shall be no loss or reduction to the number of licensed beds or residential rooms within the Premises permitted by the certificate; and/or

17.2.3
make registration changes as a consequence of changes of personnel, save for those resulting in a loss or reduction to the number of licensed beds or residential rooms within the Premises permitted by the certificate.

17.3	In carrying out the Authorised Use the Tenant shall comply with:

17.3.5	good practice within the care home sector; and

17.3.6	all Statutes and Applicable Laws and the requirements of any statutory or regulatory authorities.

17.4	Upon written request from the Landlord the Tenant shall promptly provide the Landlord:

17.4.1	copies of all reports of inspections of the Premises by the competent public authority; and

17.4.2	any management accounts that have been prepared in relation to the business carried on by the Tenant or any undertenant at the Premises for that reporting period.

17.5	The Tenant shall use all reasonable endeavours to promote the business of a care home carried on from the Premises.

18.	END OF THE TERM

18.1	Return of the Premises
Upon the expiration or earlier termination of this Lease, the Tenant shall return the Premises to the Landlord with vacant possession, repaired, cleaned and maintained in accordance with the Tenant's Covenants, free of all Tenant Personal Property (subject to the Landlord’s right to purchase the owned Tenant’s Personal Property or take an assignment of the leased Tenant’s Personal Property pursuant to Clause 29. Notwithstanding the foregoing, the Tenant shall be required to remove or demolish any Alteration that was installed with the consent of Landlord where such consent was, at the time given, conditioned in writing on the obligation of Tenant to remove or demolish same upon the expiration of the Term.

18.2	Transfer of Operations

18.2.1
Upon the expiration or earlier termination of this Lease, the Landlord may, to the extent permitted by Applicable Law, cause the transfer of Health Care Licences relating to the Premises and the operation and management of the Premises and leasing of the Premises to any replacement operator or tenant designated by the Landlord and seek the approval of Health Care Regulatory Agencies in connection therewith. In connection with such transfer the Tenant shall (to the extent permitted or required by Applicable Law and the Healthcare Regulatory Agencies ) at the Landlord’s cost (save following a default by the Tenant, in which case is shall be at the Tenant’s cost) cooperate with the Landlord (including, if required by the Landlord, the execution and delivery of a transfer agreement reasonably acceptable to the parties) and provide for:

(a)	the transfer to the successor tenant of all licenses, certifications, approvals and other authorisations that are related to the operation of the Premises to the extent transferable,

(b)	the preparation and filing of all notices reasonably required by Applicable Law in connection with such transfer of operations,

(c)	the delivery to the successor tenant of all resident charts and records along with appropriate resident consents, which the Tenant shall use reasonable endeavours to procure,

(d)	the delivery to the successor tenant of such inventories and supplies at commercially reasonable operating levels, and

(e)
the delivery of a copy of all of Tenant’s books and records relating to the Premises and their operations that are necessary to transfer the Premises to the Landlord or the successor tenant, within a reasonable time so as to provide continuation of resident care and minimise disruption.

18.2.2	The Tenant’s obligation to observe and perform this covenant shall survive the expiration or earlier termination of the Term.

18.2.3
The Tenant shall have the right, as long as no default has occurred and is continuing under this Lease, upon the expiration of the Term (but subject to (a) the temporary use by the successor tenant referred to above and (b) the Landlord’s right to purchase the owned Tenant’s Personal Property or takes an assignment of the leased Tenant’s Personal Property , to remove from the Premises all of Tenant’s Personal Property, whether or not the same be attached to the Premises, provided that the Tenant shall at its own cost and expense reasonably restore and repair any damage to the Premises caused by the removal of Tenant’s Personal Property. Such removal shall be done upon reasonable advance notice, at a mutually convenient time approved by the Landlord and without disruption of the successor tenant’s business operations.

18.2.4
Notwithstanding anything to the contrary contained in this Lease, if pursuant to Applicable Law (a) the Tenant is required to continue to operate the Premises after the end of the Term, the Tenant shall do so pursuant to Applicable Law, and the Tenant shall continue to pay the Landlord Principal Rent at the rates then in effect under this Lease and (b) shall (at the Landlord’s expense) use all reasonable endeavours to assist (in accordance with the requirements of the Healthcare Regulatory Agencies) any successor operator of the Premises to obtain applicable requisite consents and certifications in its own name.

18.3	Rents
The Landlord will promptly refund to the Tenant any rents paid but attributable to any period after the Lease expiry or termination date.

19.	CONTRACTUAL RIGHTS OF THIRD PARTIES

19.1
No person who is not a party to this Lease shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Lease, except as may be provided in the Umbrella Agreement.

20.	SUPERVENING IMPOSSIBILITY, ETC.

20.1
Nothing in this Lease contained or implied shall render the Landlord or the Tenant liable in respect of any of the covenants, conditions or provisions contained in this Lease so far only as the performance and observance thereof shall hereafter become impossible or illegal under or by virtue of any Statute, except that the foregoing shall not excuse Tenant from the obligation to pay rent or any other moneys payable under this Lease.

21.	CONTACT DETAILS

21.1
The Landlord shall provide the Tenant with contact details for itself and its managing agents (if any) on request of the Tenant from time to time (but not more frequently than twice in any year) and without request following a change in the identity of the Landlord or a change of managing agents.

22.	RESERVED FOR KINGSCLEAR/OAKEN HOLT PROVISION
Landlord shall make available to Tenant the Tenant Improvement Allowance in accordance with the terms of Schedule 3 of this Lease.

23.	TENANT’S BREAK RIGHT

23.1
The Tenant shall have the right to determine this Lease on [__●__], 2028 and [__●__], 2038[7] (each a “Break Date”, and each Break Date being subject to adjustment pursuant to the Umbrella Agreement) upon all of the terms and conditions of this Section. The Tenant must provide Landlord notice of its exercise of the option to determine this Lease (a “Break Notice”) not less than 24 full months prior, but not more than 36 full months

________________________
7 For purposes of completing these blanks at BTA completion, these dates will be 15th and 25th anniversary of the Rent Commencement Date, or first day of the next calendar month following such anniversaries if the Rent Commencement Date is other than the first day of a calendar month (e.g. if Rent Commencement Date is July 28, 2013, dates will be August 1, 2028 and August 1, 2038.
prior, to the relevant Break Date. Time is of the essence with respect to the foregoing.

23.2
If this Lease is not determined on a particular Break Date, then on each such Break Date the Principal Rent payable under this Lease for the year following the Break Date shall be reviewed and adjusted in accordance with the provisions of Schedule 4 of the Umbrella Agreement. The Principal Rent for each subsequent year shall increase in the same manner as stated in this Lease (for the avoidance of doubt, by 2.5% on the first anniversary of the Break Date and on each anniversary thereof until the next Break Date or, if no subsequent Break Date occurs, until the Lease is determined.)

23.3	A Break Notice shall only be effective if the Tenant serves a notice to the same effect on all other Portfolio Properties (as defined in Schedule 3) where the Tenant is the lessee.

23.4	If a Break Notice is effective it shall be without prejudice to any antecedent rights of either party against the other for breaches of any of the provisions of this Lease or the Umbrella Agreement.

24.	NOTICES

24.1
Any notice served under or in respect of this Lease shall be in writing and delivered by electronic means (such as by email or fax) followed up by express delivery via an internationally recognized courier (such as Federal Express) for next Working Day delivery (as a Working Day is determined based upon the country to which the notice is being sent). Notices shall be effective and deemed given on the date of receipt (or if the date of receipt is not a Working Day in the country where delivered, then on the next Working Day after delivery).

24.2	The addresses and fax numbers for service of notices are:

Landlord:	c/o Griffin-American Healthcare REIT II, Inc. 4000 MacArthur Boulevard West Tower, Suite 200 Newport Beach, CA 92660 Attention: President and General Counsel

Tenant:	Bradbury House, 830
The Crescent, Colchester Business Park
Colchester, Essex CO4 9YQ
Attention: Nigel Schofield
Fax Number: +44 (0)1206 224194

24.3
A party may change its details for service of notices as specified in clause 24.2 by giving notice in writing to the other party. An address for service need not be located within the UK. Any change notified pursuant to this clause shall take effect at 9.00 am UK time on the later of:

24.3.1	the date (if any) specified in the notice as the effective date for the change; or

24.3.2	five Working Days after deemed receipt of the notice of change.

24.4	A notice is deemed to have been received (provided that all other requirements in this clause have been satisfied):

24.4.1	if sent by fax, at the time of transmission; or

24.4.2	if sent by pre-paid first class post, recorded delivery or special delivery, upon actual receipt; or

24.4.3	if sent by airmail to an address outside the country from which it is sent, upon actual receipt; or

24.4.4	if sent by reputable international overnight courier to an address outside the country from which it is sent, at the time of actual receipt; or

24.4.5
if delivery is by fax transmission, it shall be effective only if also sent by one of the other means permitted in this clause. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

24.5	To prove service, it is sufficient to prove that:

24.5.1	if delivered by reputable international overnight courier, the notice was delivered to the correct address; or

24.5.2	if sent by fax, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number; or

24.5.3	if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted.
The provisions of this clause 24 do not apply to the service of any proceedings or other documents in any legal action or proceedings or, where applicable, any arbitration or other method of dispute resolution.

25.	STATUTORY RENEWAL RIGHTS ETC. EXCLUDED

25.1	The parties confirm that:

25.1.1
the Landlord served a notice on the Tenant as required by section 38A(3)(a) of the Landlord and Tenant Act 1954 (”the 1954 Act”) and which applies to the tenancy created by this Lease before the parties entered into the agreement for the grant of this Lease and;

25.1.2	[ ] who was duly authorised by the Tenant to do so made a statutory declaration dated [ [x] July 2013] in accordance with the requirements of section 38A(3)(b) of the 1954 Act.

25.2	The parties agree that the provisions of sections 24 to 28 inclusive of the 1954 Act are excluded in relation to the tenancy created by this Lease.

26.	LAW AND JURISDICTION

26.1	English law
This Lease shall be governed by and construed in accordance with English law.

26.2	Jurisdiction
The parties to this Lease irrevocably agree that the English courts shall have exclusive jurisdiction in relation to any legal action or proceedings arising out of or in connection with this Lease and waive any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

27.	EXECUTION AND DELIVERY
The parties have executed this Lease as a deed but have not delivered it until the date of this Lease. The Lease may be executed in original and counterpart.

28.	LANDLORD’S MORTGAGEE; ESTOPPEL CERTIFICATE

28.1	Notice to Landlord’s Mortgagee
The Tenant hereby agrees to send to any mortgagee of the Premises identified in writing by Landlord copies of all notices given by the Tenant of default by Landlord under this Lease at the same time and in the same manner as, and whenever, the Tenant shall give any such notice of default to Landlord. The Landlord will provide confirmation of all (or any) mortgagees of the Premises on an annual basis.

28.2	Estoppel
The Tenant agrees that it shall (at the Landlord’s cost), at any time and from time to time upon not less than ten (10) Working Days’ prior notice by the Landlord, execute, acknowledge and deliver to the Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications), the Principal Rent payable and the dates to which the Principal Rent have been paid, that the address for notices to be sent to the Tenant is as set forth in this Lease, stating whether or not it is aware if the Landlord is in default in keeping, observing or performing any term, covenant, agreement, provision, condition or limitation contained in this Lease and, if in default, specifying each such default, the Rent Commencement Date and expiration date for the current Term, that the Tenant is in possession of the Premises, and, to the best knowledge of Tenant, any other factual statement requested by the Landlord; it being intended that any such statement delivered pursuant hereto may be relied upon by the Landlord or any prospective purchaser of the Premises or any mortgagee thereof. The Tenant shall also use reasonable endeavours to procure any subtenant to deliver a statement as to the foregoing matters with respect to, the applicable sublease, and the same parties shall be entitled to rely on such estoppel certificate. The Landlord shall not request such certificate more than twice in any twelve (12) month period.

29.	TENANT’S PERSONAL PROPERTY

29.1	At the expiration or earlier termination of the Lease the Landlord shall have the right to (i) for no consideration, take an assignment of the Tenant’s interest in all of the leased Tenant’s

Personal Property free and clear of all charges and encumbrances (other than said lease), save where the assignment of such is contractually barred, is and (ii) purchase all of Tenant’s owned Tenant’s Personal Property free and clear of all charges and encumbrances for the fair market value thereof, which right must be exercised by Landlord upon irrevocable written notice to Tenant at least ninety (90) days prior to expiration of the Term (save in the event of default, in which event no such notice shall be required). For purposes of determining the fair market value of the owned Tenant’s Personal Property (“Personal Property Fair Market Value”), the following procedure shall apply.

29.1.1
If Landlord has timely delivered the aforementioned notice, the Tenant shall within twenty (20) days deliver to Landlord a written notice of Tenant’s determination of the Personal Property Fair Market Value (the “Value Notice”).

29.1.2
Within fifteen (15) days after Landlord’s receipt of the Value Notice, Landlord shall give Tenant a notice (“Landlord’s Value Response Notice”) electing either (i) to accept the Personal Property Fair Market Value set forth in the Value Notice, in which case the Personal Property (so far as the Tenant is able to sell the same) Fair Market Value shall be as set forth in the Value Notice, or (ii) not to accept Tenant’s determination of the Personal Property Fair Market Value set forth in the Value Notice in which case Landlord’s Value Response Notice shall include Landlord’s determination of the Personal Property Fair Market Value, whereupon Landlord and Tenant shall endeavour to agree upon the Personal Property Fair Market Value on or before the date that is thirty (30) days after Tenant’s receipt of Landlord’s Value Response Notice. If the Landlord and the Tenant are unable to agree upon the Personal Property Fair Market Value within such 30-day period, then the Personal Property Fair Market Value shall be determined in accordance with Clause 32.1.3 below. If the Landlord fails to deliver Landlord’s Value Response Notice within the 15-day period following its receipt of Tenant’s Value Notice the Landlord shall be conclusively deemed to have rejected the Tenant’s determination of the Personal Property Fair Market Value.

29.1.3
If the Landlord and the Tenant shall fail to agree upon the Personal Property Fair Market Value within thirty (30) days of the date of Tenant’s receipt of the Landlord’s Value Response Notice, then, within ten (10) Working Days thereafter, the Landlord and the Tenant each shall give notice to the other setting forth the name and address of an independent valuer or consultant having at least ten (10) years’ experience in the business of valuing or determining the value of personal property comparable to Tenant’s Personal Property in the general location of the Premises. If either party shall fail to give notice of such designation within such ten (10) Working Day period, then the valuer chosen shall make the determination alone. If two valuers have been designated, such two valuers may consult with each other and shall, not later than the sixtieth (60th) day after the Tenant’s receipt of the Landlord’s Value Response Notice choose either Landlord’s or Tenant’s determination of the Personal Property Fair Market Value by simultaneously giving written notice thereof to each of the Landlord and the Tenant, in which case the determination so chosen shall be final and binding upon the Landlord and the Tenant and their respective Affiliates. If such two appraisers shall fail to concur within such thirty (30) day period, then such two appraisers shall, within the next ten (10) days, designate a third appraiser meeting the above requirements. The third appraiser shall within thirty (30) days after its designation, choose either Landlord’s or Tenant’s determination (and no other) by simultaneously delivering to the Landlord and the Tenant signed and acknowledged original counterparts of his or her determination within seven (7) days thereof, which determination shall be final and binding upon the Landlord and the Tenant. The determination of the valuers pursuant to this clause 32.1.3 shall be deemed to be binding. The parties shall thereafter execute and deliver any documents required to transfer Tenant’s Personal Property pursuant to such valuers determination.

29.1.4
The fees, costs and expenses of each party’s valuer shall be paid by such party. The fees, costs and expenses of the third valuer shall be shared equally by the Landlord and the Tenant. If a decision is rendered by a single valuer due to the other party’s failure to designate an valuer, then the fees, costs and expenses of the appraiser so rendering the decision shall be shared equally by the Landlord and the Tenant.

30.	MISCELLANEOUS TERMS

30.1
This Lease and the other agreements referenced herein contain the entire agreement between the parties regarding the subject matter set forth herein and may not be extended, renewed, restated, terminated or otherwise modified in any manner except by an instrument in writing executed by the parties hereto. All prior understandings and agreements between the parties and all prior working drafts of this Lease are merged in this Lease, which alone expresses the agreement of the parties. The parties agree that no inferences shall be drawn from matters deleted from any working drafts of this Lease.

30.2
No receipt of moneys by the Landlord from the Tenant after the termination or expiry of this Lease shall reinstate, continue or extend the Term, or affect any notice theretofore given to the Tenant, or affect or otherwise operate as a waiver of the right of the Landlord to enforce the payment of Principal Rent then due, or thereafter falling due, or operate as a waiver of the right of the Landlord to recover possession of the Premises by proper, action, proceeding or remedy. The acceptance of any cheque or payment bearing or accompanied by any endorsement, legend or statements shall not, of itself, constitute any change in or termination of this Lease. The failure of the Landlord to enforce any agreement, condition, covenant or term, by reason of its breach by the Tenant shall not be deemed to void, waive or affect the right of the Landlord to enforce the same agreement, condition, covenant or term on the occasion of a subsequent default or breach. No surrender of the Premises by the Tenant (prior to any termination of this Lease) shall be valid unless consented to in writing by the Landlord.

30.3
Notwithstanding any provision of this Lease or the provisions of any other existing agreement between the parties hereto to the contrary, the Landlord may publicly file, disclose, report or publish any and all information related to this Lease (including the information provided to the Landlord pursuant to this clause) that may be reasonably interpreted as being required by US law.

30.4
The Landlord shall not be liable for any injury or damage to any property or to any person happening in on or about the Premises, nor for any injury or damage to any property of the Tenant, or of any other person or persons contained therein unless the same is caused by Landlord negligence or wilful misconduct. The Tenant agrees to look solely to the Landlord for recovery of any judgment in respect of the provisions of this Lease from such Landlord and in no event shall the Tenant look to any other landlord, nor shall any landlord (or its partners, shareholders, members, managers, officers, directors or Affiliates) ever be personally liable for any such judgment.

30.5
The parties took equal part in drafting this Lease and no rule of construction that would cause any of the terms hereof to be construed against the drafter shall be applicable to the interpretation of this Lease.

30.6
Subject to the express terms of this Lease the Tenant hereby waives, to the fullest extent permitted by Applicable Law, any and all rights that it may now have or that at any time hereafter may be conferred upon it, by Applicable Law or otherwise, to modify, terminate, quit or surrender this Lease or to effect or claim any diminution or reduction of Rent payable by Tenant hereunder.

30.7
If the Landlord becomes concerned that any person who directly owns a controlling interest in or otherwise directly controls the Tenant is, (i) listed on the Specially Designated Nationals and Blocked persons List (the “SDN List”) maintained by the US Office of Foreign Assets Control (“OFAC”), US Department of the Treasury, and/or on any other similar list (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, US Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a person (a “Designated Person”) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”) then it shall provide the Tenant with as much information as it is able to do and the Tenant will if the information is verified then use all reasonable and lawful endeavours to terminate said person’s employment by or association with the Tenant.

Schedule 1:
Premises and Rights and Reservations
Part 1: The Premises

1.	Identification of the Premises

1.1	The Premises comprise the following property:
being the whole of the property title to which is registered at the Land Registry with title number [    ].

2.	Areas included in the Premises

2.1	The Premises include:

2.1.1	all Conduits within or leading to the Premises which exclusively serve them and which do not form part of the public mains; and

2.1.2	all fixtures; and

2.1.3	all Alterations.
For the avoidance of doubt, the Premises does not include any personal property of the Landlord.

3.	Areas excluded from the Premises

3.1	The Premises exclude:

3.1.1	all Conduits within the Premises which do not exclusively serve them and which do not form part of the public mains; and

3.1.2	all Tenant's Personal Property.
Part 2: Rights Granted to the Tenant

1.	Conduits

1.1	The right to the passage of Utilities through any Conduits which serve the Premises which do not form part of the public mains.

2.	Implied Rights

2.1
All rights otherwise implied in this Lease pursuant to s.62 Law of Property Act 1925 or to which the rule of implied grant known as the Rule in Wheeldon v Burrows or any other rule of similar effect would otherwise imply.

3.	Other Rights

The benefit of the rights benefiting the Premises contained or referred to in the Property Register of title number [            ] as existing at
Part 3: Rights Reserved to the Landlord

1.	Entry on to the Premises

1.1	Rights reserved
The right at any time to enter onto and remain upon the Premises with or without plant, machinery and equipment:

1.1.1	to exercise the rights reserved in Part 3 of this Schedule 1; and

1.1.2	to view the state and condition of the Premises including, where necessary, opening up any part of the floors, ceilings and walls of the Premises; and

1.1.3	to remedy any breach of the Tenant's Covenants and/or post notices of the same; and

1.1.4	to carry out any repairs, decoration, cleaning or other works which should or may be carried out by the Landlord whether under this Lease or otherwise; and

1.1.5	in connection with any requirements of the insurers; and

1.1.6	to value the Premises whether for insurance purposes or otherwise; and

1.1.7
to prepare for the disposal of the Landlord's interest in the Premises (including showing the same to prospective purchasers or mortgagees) or, in the last 24 months of the Term, the re-letting of the Premises (including prospective tenants); and

1.1.8
to affix on the exterior of the Premises a notice for the sale of the Premises or, in the last 24 months of the Term, the re-letting of the Premises, so long as there is no material obstruction of the access of light and air to the Premises and in the case of re-letting notice only if there are no ongoing renewal proceedings.

1.2	Exercise of the rights

1.2.1
On the exercise of any rights of entry on to the Premises, the person entering shall give reasonable prior notice (but in the case of entry other than for the purpose of carrying out works no more than 24 hours' notice shall be required) to the Tenant unless the rights need to be exercised in an emergency, cause as little damage and inconvenience as reasonably practicable in the exercise of the rights and make good any physical damage caused to the Premises in the exercise of those rights and the Landlord shall use reasonable endeavours to not disrupt the operation of the business conducted at the Premises and to preserve the privacy and dignity of residents of the Premises.

1.2.2
Such rights of access shall not be construed as obligating the Landlord to make any repairs to or replacements to the Premises or as obligating the Landlord to make any inspection or examination of the buildings;

Part 4: Title Matters
The matters contained or referred to in the Property Registers and the Charges Registers of title number [     ] as existing at [        ] but in each case excluding all financial charges.
Part 5: Leases
Parties                 Demise
[ Note: SB to supply]

Schedule 2
Portfolio Properties

Property                     Parties                 Date

Schedule 3
Kingsclea/Oaken Holt Allowance
Landlord's Contribution to Tenant's Works

1	The Landlord’s Contributions
“Architect” means the architect referred to in the Building Contract in connection with the Tenant’s Works
“Building Contract” means the building contract for the carrying out of the Tenant’s Works.
“CAA” means the Capital Allowances Act 2001.
“CDM Regulations” means the Construction (Design and Management) Regulations 2007.
“Plans” means the plans, drawings, specifications, bills of quantity, engineering calculations and other data relating to the Tenant’s Works signed by the parties by way of identification including, as they are from time to time made, any variations from, alterations and additions to and revisions of the Plans.
“Planning Acts” means “the consolidating Acts” as defined in the Planning (Consequential Provisions) Act 1990 and any other legislation relating to town and country planning in force from time to time.
“Practical Completion” means the practical completion of the Tenant’s Works in accordance with the Building Contract and includes where appropriate partial practical completion of a phase or distinct part, and references to the date of Practical Completion are to the date stated in the certificate of Practical Completion issued by the Architect under the Building Contract.
“Requisite Consents” means those permissions, consents, approvals, licences, certificates and permits in legally effectual form as may be necessary lawfully to commence, carry out, maintain and complete the Tenant’s Works.
“Tenant’s Works” means such works as the Tenant may require to carry out in connection with the use and enjoyment of the Premises under the Lease and for which it has obtained Landlord’s Consent under the Lease.

1.1
Provided that Tenant is not in default under the Lease beyond the expiration of applicable notice and cure periods the Tenant shall be entitled to receive a contribution from the Landlord (the “Landlord’s Contribution ‘) in the amount of up to £[4.75million (Oakenholt)

and £7.95million (Kingsclear) total £12.7million]8 to pay the cost of the Tenant’s Works incurred in connection with the improvements of the Premises (the “Tenant Improvements”).

1.2
The Tenant Improvements shall be deemed to be Alterations and shall be designed and built in accordance with the terms of this Lease save there shall be no obligation on the Tenant to reinstatement the Premises at the end or sooner determination of this Lease. The Landlord’s Contribution shall be paid in accordance with the terms of this Schedule. In no event shall Landlord be obligated to make or authorise disbursements pursuant to this Schedule in a total amount which exceeds the Landlord’s Contribution.

1.3	The Tenant will procure that the Tenant’s Works be carried out:

1.3.1	in a proper and workmanlike manner and in accordance with the terms of the Building Contract;

1.3.2	with materials as specified in the Building Contract;

1.3.3	in accordance with the Plans and the Requisite Consents;

1.3.4
in compliance with all statutes and statutory orders and regulations made under or deriving validity from them, and codes of practice of local authorities and competent authorities, affecting the Tenant’s Works as at the date of the Building Contract; and

1.3.5	with due diligence.

1.3.6
within 27 months [Kingsclear] // 18 months [Oaken Holt] of the date of this Lease (and all Payment Applications (save for any residual sums due post Practical Completion) shall be requested with that period)

1.3.7	with a minimum 5% contract sum retention arrangement, (2.5% to be released at practical completion of the Tenant’s Works under the Building Contract and the remainder 12 months thereafter)

1.4
If any of the materials required for the Tenant’s Works are not obtainable within a reasonable time or at a reasonable cost, the Tenant may substitute such other materials as are of equivalent or superior standard and which are obtainable.

1.5	The Tenant may from time to time make such variations to the Plans as may in the circumstances reasonably be necessary, but, if the variations would have the effect of
___________________________

8 Numbers to be confirmed at completion subject to the parties looking to maximise tax efficiency as per the Umbrella Agreement and Landlord approval of final budgets (or as a condition to next drawdown on the Development Facility)
materially reducing the size or the amenities of the Premises, the Tenant may not do so without the consent of the Landlord (such consent not to be unreasonably withheld) or delayed.

2	The Tenant Works

2.1
For the purposes of the rent review provisions in the Lease, the Tenant’s Works are to be treated as improvements, which may be rentalised, and the rent review provisions are, if necessary, to be modified to give effect to this Clause.

The Tenant will assume the obligations with respect to the Tenant’s Works as the client for the purposes of the CDM Regulations and will use reasonable endeavours to ensure that the design and execution of the Tenant’s Works complies with the CDM Regulations.

3	Defects liability

3.1	The Tenant will enforce the defects liability provisions in the Building Contract in relation to the Tenant’s Works.

3.2	The Landlord’s Contribution shall be used only to pay:

(a)	the cost of materials and labour used to construct the Tenant Improvements, and

(b)
design costs, professional fees, development fees, third party consents, or other costs and expenses (collectively the “Tenant Improvement Allowance Items”), provided that the Landlord Contribution shall be used to pay only those expenses detailed on a budget for the Tenant Works prepared by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

4	Disbursement of Landlord Contribution.
During the construction of the Tenant Works the Tenant shall be entitled to request monthly disbursements of the Landlord Contribution for Tenant Improvements and/or Tenant Improvement Allowance Items, and the Landlord shall pay such monies for the benefit of the Tenant as follows:

(a)	Payment Applications
The Tenant shall deliver to the Landlord on a payment application date designated by the Landlord the following (collectively, a “Payment Application”):

(i)	a request for payment (in a form that the Landlord reasonably requires) detailing the work performed and amounts to be paid;

(ii)
such other information reasonably requested by the Landlord as to the application of such sums. The Landlord will supply any such further requests within five Working Days of a Tenant request. The Tenant shall be permitted to submit a Payment Application only once each month.

(iii)
invoices from the Tenant’s contractors or suppliers addressed to the Tenant itemising the cost of the Tenant’s Works items (in so far as covered by the particular invoice) and such further evidence as the Landlord reasonably requires that the Landlord’s Contribution is being applied on the provision of such items.

(iv)
a certificate from the Tenant’s architect or project manager addressed to the Landlord specifying the individual items installed in the Property insofar as attributable to the Landlord’s Contribution (disregarding VAT)

(b)	Monthly Disbursements
Promptly after the Landlord receives and approves a complete Payment Application, then the Landlord shall disburse the Landlord Contribution with respect to the amount stated in the Payment Application. The Landlord’s approval of disbursement of any amounts of the Landlord Contribution shall not be deemed the Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in the Tenant’s Application. The minimum portion of the Landlord Contribution payable by the Landlord in connection with a Payment Application shall be £100,000.00.

(c)	If a contractor reasonably requires the Tenant to hold any retention then the Landlord will provide such sums to the Tenant to be held in accordance with the building contract.

(d)	Production by the Tenant of a VAT invoice in respect of any VAT charged on or in respect of the Landlord’s Contribution.

5	Adjustment to Principal Rent: Allowance Amendment

5.1
The annual Principal Rent payable under this Lease shall be increased by an amount equal to the product obtained by multiplying (i) the portion of the Landlord Contribution disbursed to or for the benefit of Tenant by (ii) 7.5% with future increases of Principal Rent required hereunder being based upon said escalated rental amount. Increases in Principal Rent resulting from payments of the Landlord Contribution shall be effective as of the date o

r dates on which the Landlord Contribution or portions thereof are disbursed to or for the benefit of Tenant: however, these increases in Principal Rent shall not be payable until the first day of the first full calendar month following the date that is the earlier of (A) the date on which the entire Landlord Contribution has been paid in full to or for the benefit of Tenant or (B) Practical Completion (defined below) of the Tenant Improvements (said earlier date being referred to as the “Close-Out Date”). Once these increases in Principal Rent become payable, Tenant shall make a single “catch-up” payment for amounts that became due prior to said date together with the regularly occurring instalments of Principal Rent. As used in this clause, the term “Practical Completion” shall mean:

(a)
certification by the Architect or, as the case may be, project manager selected by the Tenant and approved by Landlord that the relevant Tenant Improvements have been completed in accordance with the budget and construction documents approved by the Landlord, such approvals not to be unreasonably withheld, conditioned or delayed; and

(b)
receipt of evidence satisfactory to the Landlord that all authorisations required or desirable for the operation of the Premises following the Tenant’s Works have been received and permanent occupancy of the Premises has been approved by all relevant governmental agencies.

5.2
    The increase in Principal Rent shall occur automatically and without the need to execute or deliver an amendment to this Lease. Notwithstanding the automatic effect of these provisions, promptly after the Close-Out Date, but no later than ten (10) Working Days after receipt from Landlord, the Landlord and the Tenant shall execute an amendment to this Lease memorialising the increase in Principal Rent.

6	Lease Coverage Ratio
Oaken Holt: the part of the Premises the subject of the Tenant’s Works shall be excluded from the calculation of Lease Coverage Ratio for a period of twenty four (24) months following Practical Completion (or if earlier until the Tenant serves a Stabilization Notice in accordance with the provisions of the Umbrella Agreement).
Kingsclear: the Premises shall be excluded from the calculation of Lease Coverage Ratio for a period commencing on the date notified by the Tenant to the Landlord being the date the operations from the Premises are closed ahead of redevelopment and expiring twenty four (24) months following Practical Completion (or if earlier until the Tenant serves a Stabilization Notice in accordance with the provisions of the Umbrella Agreement).

7	Construction Industry Scheme
The parties acknowledge that the Landlord’s Contribution is a reverse premium within paragraph 20 Income Tax (Construction Industry Scheme) Regulations 2005 and, therefore, is not a contract payment for the purposes of Chapter 3 Part 3 Finance Act 2004.
The Tenant will keep the Landlord fully and regularly informed as to the expenditure on the Tenant’s Works and/or Tenant Improvement Allowance items. The Landlord recognises that the Tenant may wish to claim capital allowances on the Landlord’s Contribution under section 537 and section 538 of the CAA and, accordingly, the Landlord will not claim capital allowances on such part of the Landlord’s Contribution. The Landlord may at any time carry out such checks as the Landlord may reasonably require in relation to the Tenant’s expenditure on the Tenant’s Works and the Tenant shall provide such assistance and co-operation as may reasonably be required for this purpose.

8	VAT

8.1	The parties agree that, in reliance on HMRC Business Brief 12/05, the Landlord’s Contribution is not consideration for a supply by the Tenant to the Landlord, such that no VAT will be payable on it.

8.2	In view of the uncertainty as to whether or not the payment is consideration for any supply for VAT purposes, the Landlord and Tenant have agreed to the procedure set out in this paragraph 8.

8.3	The Landlord will not pay any amount in respect of VAT under this Schedule save in the circumstances referred to in the paragraph 8 below.

8.4
     The Tenant will apply to HM Revenue & Customs for a ruling as to whether the payment by the Landlord is consideration for a supply and, if so, whether the Tenant is obliged to account for VAT in respect of the supply. If HM Revenue & Customs given an unqualified written ruling that the payment is consideration for a supply and that the Tenant is obliged to account for VAT in respect of the supply or HM Revenue & Customs confirm in a publication that they would treat a payment of the type referred to in this Clause as consideration for a taxable supply, then on receipt of a valid VAT invoice in relation to the supply and, where applicable, a copy of HM Revenue & Customs’ ruling, the Landlord will pay an amount equal to the VAT to the Tenant together with an amount equal to any interest or penalties payable by the Tenant thereon .

Appendix 1
Schedule of Condition

SIGNED as a DEED by CARING HOMES HEALTHCARE GROUP LIMITED (TO BE RENAMED GA HC REIT II CH U.K. SENIOR HOUSING PORTFOLIO LIMITED)
by the signature of a director and the company secretary or of two directors of the company:
) ) ) ) Director Director/Company Secretary

SIGNED as a DEED by MYRIAD HEALTHCARE LIMITED (TO BE RENAMED CARING HOMES HEALTHCARE GROUP LIMITED) by the signature of a director and the company secretary or of two directors of the company:	) ) ) ) Director Director/Company Secretary